UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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BioSante Pharmaceuticals, Inc.

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111 Barclay Boulevard
Lincolnshire, Illinois 60069
April 29, 2010
Dear Fellow Stockholder:
We are pleased to invite you to join us for the BioSante Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on Friday, June 11, 2010, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069. Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.
It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the proxy statement.
We are pleased again this year to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.
On behalf of BioSante’s Board of Directors and management, it is my pleasure to express our appreciation for your continued support.
Sincerely,
/s/ Stephen M. Simes
Stephen M. Simes
Vice Chairman, President and Chief Executive Officer
Your vote is important. Please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the proxy statement. By doing so, you may save us the expense of additional solicitation.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2010

To the Stockholders of BioSante Pharmaceuticals, Inc.:
The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc., a Delaware corporation, will be held on Friday, June 11, 2010, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069, for the following purposes:
1.	To elect eight persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.
2.	To consider a proposal to approve the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.
3.	To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.
4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
Only stockholders of record at the close of business on April 15, 2010 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at BioSante’s corporate office beginning June 1, 2010 during normal business hours for examination by any stockholder registered on BioSante’s stock ledger as of the record date for any purpose germane to the annual meeting.
By Order of the Board of Directors,
/s/ Phillip B. Donenberg
Phillip B. Donenberg
Chief Financial Officer, Treasurer and Secretary
April 29, 2010
Lincolnshire, Illinois

i

ii

111 Barclay Boulevard
Lincolnshire, Illinois 60069

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

June 11, 2010

The Board of Directors of BioSante Pharmaceuticals, Inc. is soliciting your proxy for use at the 2010 Annual Meeting of Stockholders to be held on Friday, June 11, 2010. The Board of Directors expects to make available to our stockholders beginning on or about April 29, 2010 the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on the Internet, or send these materials to stockholders.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Our proxy statement and annual report to stockholders, which includes our annual report on Form 10-K, are available at www.proxyvote.com/BioSante. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those stockholders of record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials). All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We believe that this process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting and reduce the environmental impact of our meeting.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Date, Time, Place and Purposes of Meeting
The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc. will be held on Friday, June 11, 2010, at 9:00 a.m., local time, at our corporate office located at 111 Barclay Boulevard, Lincolnshire, Illinois 60069 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Who Can Vote
Stockholders of record at the close of business on April 15, 2010 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting. As of that date, there were 63,667,194 shares of our common stock and 391,286 shares of our class C special stock outstanding. Each share of our common stock and class C special stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate voting rights.
How You Can Vote
Your vote is important. Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee.
If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:
•	Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.
•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.
•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.
If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Thursday, June 10, 2010. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker or other holder of record provided to you for more information on your options for voting.
If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on.

For the election of directors, you may:
•	Vote FOR all of the nominees for director,
•	WITHHOLD your vote from all of the nominees for director or
•	WITHHOLD your vote from one or more of the nominees for director.
For each of the other proposals, you may:
•	Vote FOR the proposal,
•	Vote AGAINST the proposal or
•	ABSTAIN from voting on the proposal.
If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting of Stockholders.
How Does the Board of Directors Recommend that You Vote
The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting of Stockholders.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:
•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.
•	Sending written notice of revocation to our Corporate Secretary.
•	Attending the Annual Meeting and voting by ballot.
Quorum Requirement
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (31,833,598 shares) of the outstanding shares of our common stock and a majority (195,644 shares) of the outstanding shares of our class C special stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of our common stock and shares of our class C special stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present. In addition, a “broker non-vote” is counted in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required
Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of the eight nominees for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.
The approval of each of the other proposals described in this proxy statement requires the affirmative vote of the holders of a majority of the shares of our common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class. In addition, under the Listing Rules of the NASDAQ Stock Market, the approval of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan (Proposal Two) requires the affirmative vote of a majority of the total votes cast on the proposal.
If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters. The election of directors (Proposal One) and the approval of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan (Proposal Two) are not “routine” matters; whereas, the ratification of the selection of our independent registered public accounting firm (Proposal Three) is a “routine” matter. Accordingly, if you do not direct your broker how to vote for a director in Proposal One or how to vote for Proposal Two, your broker may not exercise discretion and may not vote your shares. For purposes for Proposal One and Proposal Two, broker non-votes are considered to be shares represented by proxy at the meeting but are not considered to be shares “entitled to vote” or “votes cast” at the meeting. As such, a broker non-vote will not be counted as a vote “For” or “Withheld” with respect to a director in Proposal One or a vote “For” or “Against” Proposal Two and, therefore, will have no effect on the outcome of the vote on any such proposal. Proxies marked “Abstain” will be counted in determining the total number of shares “entitled to vote” and “votes cast” on each of the proposals and will have the effect of a vote “Against” a proposal.

STOCK OWNERSHIP
Significant Stockholders
The following table sets forth information as to individuals and entities that have reported to the SEC or have advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

	Shares Beneficially Owned
	Common Stock			Class C Special Stock
						Common Stock	Percent of
						and Common	Total
Name and Address of						Stock	Voting
Beneficial Owner	Number		Percent	Number	Percent	Equivalents	Power(1)
Great Point Partners LLC	6,360,349	(2)	9.9%	—	—	6,360,349	9.9%
165 Mason Street, 3rd Floor, Greenwich, CT 06830

Tang Capital Partners, L.P.	3,845,968	(3)	5.7%	—	—	3,845,968	5.7%
4401 Eastgate Mall San Diego, CA 92121

Hans Michael Jebsen	425,000		*	100,000	25.6%	525,000	*
c/o Jebsen 7 Co., Ltd. 28/F Caroline Center 28 Yun Ping Road Causeway Bay, Hong Kong China

Marcus Jebsen	125,000		*	50,000	12.8%	175,000	*
c/o Jebsen 7 Co., Ltd. 28/F Caroline Center 28 Yun Ping Road Causeway Bay, Hong Kong China

Angela Ho	80,000		*	100,000	25.6%	180,000	*
c/o Jet Asia Ltd. 39/F Shun Tak Center 200 Connaught Road Central Hong Kong, China

*	Represents beneficial ownership of less than one percent.

(1)	In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(2)	According to a Schedule 13G filed with the SEC on March 18, 2010, Great Point Partners, LLC owns 6,360,349 shares of BioSante common stock. The ownership consists of 1,626,705 shares owned by Biomedical Value Fund, LP (“BVF”), 1,830,718 shares owned by Biomedical Offshore Value Fund, Ltd. (“BOVF”), 532,986 shares owned by Biomedical Institutional Value Fund, LP (“BIVF”), 867,052 shares owned by Lyrical Multi-Manager Fund, LP (“Lyrical”), 1,445,086 shares owned by Class D Series of GEF-PS, LP (“GEF-PS”) and 57,802 shares owned by David J. Morrison (“Morrison”). Does not include 704,856 shares underlying a warrant held by BVF, 765,384 shares underlying a warrant held by BOVF, 205,862 shares underlying a warrant held by BIVF, 433,526 shares underlying a warrant held by Lyrical, and 722,543 shares underlying a warrant held by GEF-PS and 28,901 shares underlying a warrant held by Morrison. The warrants are not exercisable until September 9, 2010. As a result, each of BVF, BOVF, BIVF, Lyrical, GEF-PS and Morrison disclaim beneficial ownership of the shares underlying the warrants until 60 days prior to such date. In addition, the provisions of such warrants restrict the exercise of such warrants to the extent that, after giving effect to such exercise, the holder of the warrants and its affiliates and any other person or entities with which such holder would constitute a group would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. Great Point Partners, LLC is the investment manager of each of BVF, BOVF, BIVF, Lyrical, GEF-PS and Morrison and by virtue of such status may be deemed to be the beneficial owner of such shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point Partners, LLC, and Mr. David Kroin, as special managing member of Great Point Partners, LLC, has voting and dispositive power with respect to such shares, and therefore may be deemed to be the beneficial owners of such shares. Notwithstanding the foregoing, each of Great Point Partners, LLC, Dr. Jay and Mr. Kroin disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests.

(3)	According to a Schedule 13G/A filed with the SEC on February 16, 2010, Tang Capital Partners, L.P. is the beneficial owner of $14,307,000 principal face amount of our 3.125% Convertible Senior Notes due 2013. The notes are convertible into BioSante common stock at a conversion rate of 268.8172 shares of common stock per $1,000 principal face amount of the notes. Tang Capital Partners, L.P. beneficially owns the 3,845,968 shares of BioSante common stock issuable upon conversion of the notes. Tang Capital Partners, L.P. shares voting and dispositive power over such notes with Tang Capital Management, LLC and Kevin C. Tang. Tang Capital Management, LLC, as the general partner of Tang Capital Partners, L.P., may be deemed to beneficially own the 3,845,968 shares of BioSante common stock issuable upon conversion of the notes held by Tang Capital Partners, L.P. Tang Capital Management, LLC shares voting and dispositive power over such notes with Tang Capital Partners, L.P. and Kevin C. Tang. Kevin C. Tang, as the manager of Tang Capital Management, LLC, may be deemed to beneficially own the 3,845,968 shares of BioSante common stock issuable upon conversion of the notes held by Tang Capital Partners, L.P. Kevin C. Tang shares voting and dispositive power over such notes with Tang Capital Partners, L.P. and Tang Capital Management, LLC. Mr. Tang disclaims beneficial ownership of all shares reported herein except to the extent of his pecuniary interest therein.

Directors and Executive Officers
The following table sets forth information known to us regarding the beneficial ownership of each class of our capital stock as of March 15, 2010 for:
•	each of our directors and nominees for directors;
•	each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary of Cash and Other Compensation” (we collectively refer to these persons as our “named executive officers”); and
•	all of our current directors and executive officers as a group.
The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 15, 2010. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of March 15, 2010 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, such unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.
Except as otherwise indicated, the persons in the following table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table. Unless otherwise indicated, the address for each of the individuals in the table below is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

	Shares Beneficially Owned(1)(2)
						Common Stock	Percent of
						and Common	Total
Name and Address of	Common Stock			Class C Special Stock		Stock	Voting
Beneficial Owner	Number		Percent	Number	Percent	Equivalents	Power(3)
Louis W. Sullivan, M.D.	145,398		*	100,000	25.6%	245,398	*
Stephen M. Simes	920,514	(4)	1.4%	—	—	920,514	1.4%
Fred Holubow	173,759		*	—	—	173,759	*
Peter Kjaer	146,925		*	—	—	146,925	*
Ross Mangano	2,352,916	(5)	3.7%	—	—	2,352,916	3.7%
Edward C. Rosenow, III, M.D.	130,040		*	—	—	130,040	*
John T. Potts, Jr., M.D.	5,581	(6)	*	—	—	5,581	*
Stephen A. Sherwin, M.D.	210,603	(7)	*	—	—	210,603	*
Phillip B. Donenberg	422,766		*	—	—	422,766	*
All directors and executive officers as a group (9 persons)	4,508,502	(8)	6.9%	100,000	25.6%	4,608,502	7.0%

*	Represents beneficial ownership of less than one percent.

(1)	Includes for the persons listed below the following shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 15, 2010:

Name	Stock Options
Directors
Louis W. Sullivan, M.D.	117,500
Stephen M. Simes	723,247
Fred Holubow	112,500
Peter Kjaer	112,500
Ross Mangano	112,500
Edward C. Rosenow, III, M.D.	112,500
John T. Potts, Jr., M.D.	0
Stephen A. Sherwin, M.D.	118,359
Named Executive Officers
Stephen M. Simes	723,247
Phillip B. Donenberg	382,444

All directors and executive officers as a group (9 persons)	1,791,550

(2)	Includes shares held by the following persons in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral: Mr. Simes (89,728 shares), Mr. Holubow (61,259 shares), Mr. Mangano (66,800 shares), Dr. Rosenow (17,000 shares), Dr. Sherwin (86,760 shares) and Mr. Donenberg (40,322 shares).

(3)	In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(4)	Mr. Simes’s beneficial ownership includes 197,167 shares of common stock held by Mr. Simes’s trust and 100 shares of common stock held by Mr. Simes’s son.

(5)	Mr. Mangano’s beneficial ownership includes: (1) 1,909,661 shares of common stock held by JO & Co., of which Mr. Mangano is President; (2) 30,000 shares of common stock held by Oliver & Co., of which Mr. Mangano is the trustee; and (3) an aggregate of 214,999 shares of common stock held in various accounts, of which Mr. Mangano is an advisor and/or a trustee. Mr. Mangano has sole voting and investment power over these shares.

(6)	Includes 2,924 shares of common stock held in irrevocable trusts for Dr. Potts’s children, as to which Dr. Potts disclaims any beneficial ownership.

(7)	Includes 5,484 shares of common stock held in a irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims any beneficial ownership.

(8)	The amount beneficially owned by all current directors and executive officers as a group includes 1,791,550 shares issuable upon the exercise of stock options held by these individuals, 205,575 shares held in trusts and 100 shares held by immediate family members of the directors and executive officers. See notes (1), (4), (5), (6) and (7) above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10 percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2009, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2009.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Number of Directors
Our bylaws provide that the Board of Directors will consist of at least one member, or such other number as may be determined by the Board of Directors or our stockholders. The Board of Directors has fixed the number of directors at eight.
Nominees for Director
The Board of Directors has nominated the following eight individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified. All of the nominees named below are current members of the Board of Directors.
•	Louis W. Sullivan, M.D.
•	Stephen M. Simes
•	Fred Holubow
•	Peter Kjaer
•	Ross Mangano
•	Edward C. Rosenow III, M.D.
•	John T. Potts, Jr., M.D.
•	Stephen A. Sherwin, M.D.
John T. Potts, Jr., M.D. and Stephen A. Sherwin, M.D. were elected to the Board of Directors upon completion of our merger with Cell Genesys, Inc. in October 2009.
Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is eight.
Board Designation Rights
Under an amended and restated employment letter agreement we entered into with Mr. Simes in connection with his acceptance of our offer of employment as an executive officer of our company, Mr. Simes agreed to serve as a director of our company and we agreed to nominate him as a nominee for director and solicit proxies for his election so long as Mr. Simes is employed by us.
Vote Required
Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of a nominee for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock represented in person or by proxy at the Annual Meeting, voting together as a single class.

Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election of all of the eight nominees named above.
If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the discretion of the Board of Directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.
Information About Board Nominees
The following table sets forth certain information that has been furnished to us by each director who has been nominated by the Board of Directors to serve as a director of our company.

			Director
Name of Nominee	Age	Principal Occupation	Since
Louis W. Sullivan, M.D.(1)(2)(3)(4)	76	President Emeritus of the Morehouse School of Medicine and Chairman of the Board of Directors of BioSante	1996

Stephen M. Simes	58	Vice Chairman, President and Chief Executive Officer of BioSante	1998

Fred Holubow (1)(3)(4)	71	Vice President of Pegasus Associates, an operating division of William Harris Investors	1999

Peter Kjaer(3)	49	President and Chief Executive Officer of Jet-Asia Ltd.	1999

Ross Mangano(1)(2)(3)	64	President of Oliver Estate, Inc.	1999

John T. Potts, Jr., M.D.(4)	78	Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School	2009

Edward C. Rosenow III, M.D. (2)(3)(4)	75	Master Fellow of the American College of Physicians and the American College of Chest Physicians	1997

Stephen A. Sherwin, M.D.(2)	61	Chairman of the Board and Co-Founder of Ceregene, Inc.	2009

(1)	Member of the Audit and Finance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

(4)	Member of the Scientific Review Committee

Additional Information About Board Nominees
The following paragraphs provide information about each nominee for director, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. We believe that all of our director nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of the Board of Directors and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee for director also sets forth specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he should serve as a director in light of our business and structure.
The Honorable Louis W. Sullivan, M.D. has been our Chairman of the Board since March 1998 and has been a director of our company since its formation. Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George H.W. Bush from 1989 to 1993. Since retiring from the Bush Administration, Dr. Sullivan has been associated with the Morehouse School of Medicine in Atlanta, Georgia. Currently, he serves as President Emeritus and he previously served as President and Dean of the School from 1981 to 1985 and as President from 1985 to 1989 and from 1993 to 2002. Dr. Sullivan serves on the board of directors of Henry Schein Inc., United Therapeutics Corporation and Emergent BioSolutions Inc. Dr. Sullivan also serves as chairman of the National Health Museum in Atlanta, Georgia and as chairman of the Sullivan Alliance to Increase Diversity in the Health Profession. During the past five years, Dr. Sullivan has served on the boards of directors of Inhibitex, Inc., 3M Corp., Bristol-Myers Squibb Company, Cigna Corporation and Georgia Pacific Corp. We believe Dr. Sullivan’s qualifications to sit on the Board of Directors of our company include his significant experience serving on the boards of directors of several other publicly held companies.
Stephen M. Simes has served as our Vice Chairman, President and a director of our company since January 1998 and Chief Executive Officer since March 1998. From October 1994 to January 1997, Mr. Simes was President, Chief Executive Officer and a Director of Unimed Pharmaceuticals, Inc., (currently a wholly owned subsidiary of Abbott Laboratories) a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes’s career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now a part of Pfizer Inc.). Mr. Simes currently serves as our designee on the board of directors of Ceregene, Inc., a privately-held biotechnology company focused on the treatment of major neurodegenerative disorders using the delivery of nervous system growth factors. As a result of our merger with Cell Genesys, we acquired an investment equivalent to approximately 16 percent of the total equity of Ceregene, and by virtue of such ownership, we have the right to designate one member of Ceregene’s board of directors. We believe Mr. Simes’s qualifications to sit on the Board of Directors of our company include his depth of knowledge of our company and its day to day operations and the pharmaceutical industry due to his service as our chief executive officer and previous officer positions with other pharmaceutical companies.

Fred Holubow has been a director of our company since July 1999. Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm. From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded. He specializes in analyzing and investing in pharmaceutical and biotechnology companies. Mr. Holubow currently serves on the boards of directors of Micrus Endovascular Corporation, and in the past has served on the boards of ThermoRetec Corporation, Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), Gynex Pharmaceuticals, Inc. and Unimed Pharmaceuticals, Inc. We believe Mr. Holubow’s qualifications to sit on the Board of Directors of our company include his significant experience analyzing and investing in pharmaceutical and biotechnology companies.
Peter Kjaer has been a director of our company since July 1999. Mr. Kjaer has been President and Chief Executive Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996. We believe Mr. Kjaer’s qualifications to sit on the Board of Directors of our company include his general business experience and his strong personal relationships with several stockholders of our company.
Ross Mangano has been a director of our company since July 1999. Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies, since 1971. Mr. Mangano in the past has served on the boards of directors of Cerprobe Corporation, Tower Federal Savings & Loan, Cypress Communications, Inc. and Mego Financial Corp. We believe Mr. Mangano’s qualifications to sit on the Board of Directors of our company include his significant general business experience and his significant experience analyzing and investing in public and private companies.
John T. Potts, Jr., M.D. has been a director of our company since October 2009 when he was elected to our board of directors in connection with our merger with Cell Genesys, Inc. His career spans more than 40 years of service in science and medicine. Dr. Potts is currently the Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. After medical training at the University of Pennsylvania, he did his internship and residency at Massachusetts General Hospital (MGH) from 1957 to 1959, then went to the National Institutes of Health (NIH) to work with Nobel laureate Christian Anfinsen in protein chemistry. Dr. Potts remained at the NIH from 1959 to 1968, when he returned to the MGH as chief of endocrinology. He served as chairman of the Department of Medicine and physician-in-chief from 1981 to 1996. In his role as director of research from 1995 to 2004, Dr. Potts was responsible for developing policies and strategies for preserving and strengthening the extensive scientific research effort at MGH, an endeavor which he continues to the present. The author or co-author of more than 500 scientific publications, he is a member of the National Academy of Sciences, the Institute of Medicine, and the American Academy of Arts and Sciences. Dr. Potts is a director of Zeltiq Aesthetics, a founder of Radius Health, Inc., and a member of the Scientific Advisory Boards of Radius Health, Inc., MPM Capital and HealthCare Ventures. During the past five years, Dr. Potts previously served on the boards of directors of Cell Genesys, Inc., Cell Taxys, and Juniper Medical Inc. We believe Dr. Pott’s qualifications to sit on the Board of Directors of our company include his prior experience as a director of Cell Genesys, Inc., his significant experience as a medical doctor and his interest in the industry in which our company participates.

Edward C. Rosenow, III, M.D. has been a director of our company since November 1997. Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow of the American College of Chest Physicians. Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his retirement in 1996. Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994. Dr. Rosenow also has served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990. In 1998, he received the Mayo Distinguished Alumnus Award. In 2007, Dr. Rosenow was awarded a named professorship, the Edward C. Rosenow III, M.D. Professorship in the Art of Medicine at the Mayo Clinic School of Medicine, given by Bruce, Martha and Zylpha Clinton. We believe Dr. Rosenow’s qualifications to sit on the Board of Directors of our company include his significant prior experience as a medical doctor and his interest in the industry in which our company participates.
Stephen A. Sherwin, M.D. has been a director of our company since October 2009 when he was elected to our board of directors in connection with our merger with Cell Genesys, Inc. Dr. Sherwin is currently chairman of the board of directors of Ceregene, Inc., a company which he co-founded in 2001. Dr. Sherwin served as chief executive officer of Cell Genesys, Inc. from the beginning of company operations in March 1990 to October 2009. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin was on the staff of the National Cancer Institute. Dr. Sherwin also was a co-founder of Abgenix, Inc, an antibody company, which was acquired by Amgen in 2006. He also is a director of Biogen Idec, Inc., Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. and also currently serves as chairman of the board of the Biotechnology Industry Organization. Dr. Sherwin holds a B.A. in biology from Yale University, an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology. During the past five years, Dr. Sherwin previously served on the boards of directors of Cell Genesys, Inc., Neurocrine Biosciences, Inc. and Rigel Pharmaceuticals, Inc. We believe Dr. Sherwin’s qualifications to sit on the Board of Directors of our company include his significant prior experience as chief executive officer of Cell Genesys, Inc. and Dr. Sherwin’s service on multiple other boards of directors of biopharmaceutical companies.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance section of our corporate website at www.biosantepharma.com. Among the topics addressed in our Corporate Governance Guidelines are:
•	Board size, composition and qualifications;
•	Selection of directors;
•	Board leadership;
•	Board committees;
•	Board and committee meetings;
•	Executive sessions of outside directors;
•	Meeting attendance by directors and non-directors;
•	Appropriate information and access;
•	Ability to retain advisors;
•	Conflicts of interest;
•	Board interaction with corporate constituencies;
•	Change of principal occupation and board memberships;
•	Retirement and term limits;
•	Board compensation;
•	Stock ownership by directors and executive officers;
•	Loans to directors and executive officers;
•	CEO evaluation;
•	Board evaluation;
•	Director continuing education; and
•	Succession planning.
Director Independence
The Board of Directors has determined affirmatively that seven of our eight current directors — Louis W. Sullivan, M.D., Fred Holubow, Peter Kjaer, Ross Mangano, Edward C. Rosenow III, M.D., John T. Potts, Jr., M.D. and Stephen A. Sherwin, M.D. — are “independent directors” under the Listing Rules of the NASDAQ Stock Market. The Listing Rules of the NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the company, other than prior employment as an interim chairman or chief executive officer, would not be considered independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an “independent director,” the Board of Directors reviewed and discussed information provided by these individuals and by us with regard to each of their business and personal activities as they may relate to us and our management.

Board Leadership Structure
Under our Corporate Governance Guidelines, the office of Chairman of the Board and Chief Executive Officer may or may not be held by one person. The Board of Directors believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances. However, the Board of Directors strongly endorses the concept of an independent director being in a position of leadership for the rest of the outside directors. Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, will elect an independent director as a lead independent director.
Louis W. Sullivan, M.D. currently serves as our non-executive Chairman of the Board. Stephen M. Simes currently serves as our Vice Chairman, President and Chief Executive Officer. Because the Chief Executive Officer and Chairman of the Board positions currently are not held by the same person, we do not have a lead independent director. We currently believe this leadership structure is in the best interests of our company and our stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our company and the Chairman’s responsibility to provide oversight of our company’s corporate governance and guidance to our chief executive officer and to set the agenda for and preside over meetings of the Board of Directors.
At each regular meeting of the Board of Directors, our independent directors meet in executive session with no company management present during a portion of the meeting.
Board Meetings and Attendance; Executive Sessions
The Board of Directors held 12 meetings during 2009. All of our directors, attended 75 percent or more of the aggregate meetings of the Board of Directors (held during the period for which they had been a director) and all committees on which they served during 2009 (during the period that they served). During 2009, at each regular Board meeting our independent directors met in executive session with no company management present.
Board Committees
The Board of Directors has four standing committees: Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee. Each of these committees has the composition and responsibilities described below. The Board of Directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees. Each committee has a charter which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com.

The following table summarizes the current membership of each of our four board committees. Each of the members of the Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee is an “independent director” under the Listing Rules of the NASDAQ Stock Market.

Nominating and
Director	Audit and Finance	Compensation	Corporate Governance	Scientific Review
Louis W. Sullivan, M.D.	✓	Chair	Chair	Chair
Stephen M. Simes	—	—	—	—
Fred Holubow	Chair	—	✓	✓
Peter Kjaer	—	—	✓	—
Ross Mangano	✓	✓	✓	—
John T. Potts, Jr., M.D.	—	—	—	✓
Edward C. Rosenow III, M.D.	—	✓	✓	✓
Stephen A. Sherwin, M.D.	—	✓	—	—
Audit and Finance Committee
Responsibilities. The primary responsibilities of the Audit and Finance Committee include:
•	overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure control and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board;
•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;
•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the Securities and Exchange Commission; and
•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.
The Audit and Finance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition and Audit Committee Financial Expert. The current members of the Audit and Finance Committee are Messrs. Holubow, Mangano and Dr. Sullivan. Mr. Kjaer served as a member of the Audit and Finance Committee until March 2010, at which time Mr. Mangano joined the Audit and Finance Committee. Mr. Holubow is the chair of the Audit and Finance Committee.

Each current member of the Audit and Finance Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of the NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. Holubow qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of the NASDAQ Stock Market as a result of his Masters in Business Administration in Finance, and his previous experience as an investment analyst and portfolio manager for over 40 years and as a member of an audit committee of another public company. Stockholders should understand that these designations related to the Audit and Finance Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit and Finance Committee or of the Board of Directors.
Meetings and Other Information. The Audit and Finance Committee met five times during 2009. At all of these meetings, the Audit and Finance Committee met in private session with our independent registered public accounting firm. Additional information regarding the Audit and Finance Committee and our independent registered public accounting firm is disclosed under the “—Audit and Finance Committee Report” and “Proposal No. 3—Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.
Audit and Finance Committee Report
This report is furnished by the Audit and Finance Committee of the Board of Directors with respect to our financial statements for the year ended December 31, 2009.
One of the purposes of the Audit and Finance Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.
In performing its oversight role, the Audit and Finance Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2009 with our management. Management represented to the Audit and Finance Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and in effect for our year ended December 31, 2009. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for our year ended December 31, 2009. The Audit and Finance Committee has discussed with Deloitte & Touche LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.
Based on the review and discussions of the Audit and Finance Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee described above and in the Audit and Finance Committee’s charter, the Audit and Finance Committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2009 be included in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report is dated as of March 26, 2010.
Audit and Finance Committee
Fred Holubow, Chair
Ross Mangano
Louis W. Sullivan, M.D.
Compensation Committee
Responsibilities. The primary responsibilities of the Compensation Committee include:
•	recommending to the Board of Directors, for its determination, the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;
•	reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives; and
•	administering our equity-based compensation plans applicable to any employee of our company and recommending to the Board of Directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under our equity-based compensation plans.
The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition. The current members of the Compensation Committee are Dr. Sullivan, Mr. Mangano, Dr. Rosenow and Dr. Sherwin. Dr. Sherwin joined the Compensation Committee in March 2010. Dr. Sullivan is the chair of the Compensation Committee. Each of the four current members of the Compensation Committee is an “independent director” under the Listing Rules of the NASDAQ Stock Market and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
Processes and Procedures for Consideration and Determination of Executive Compensation. As described above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to make recommendations to the Board of Directors regarding any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites. The Board of Directors also has delegated to the Compensation Committee the responsibility to administer our equity and incentive compensation plans applicable to any employee of our company and to recommend to the Board of Directors specific grants of options and other awards for all executive officers and determine specific grants of options and other awards for all other employees, under our equity-based compensation plans. Under the terms of its formal written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

Our President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executives, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive, including himself. In making final decisions regarding compensation to be paid to our executives, the Compensation Committee and Board of Directors considers the recommendations of our President and Chief Executive Officer recognizing that due to his reporting and otherwise close relationship with employees, the President and Chief Executive Officer is often in a better position than the Compensation Committee and Board of Directors to evaluate the performance of employees (other than himself). In some cases, the Compensation Committee also considers other input from management regarding their own compensation. However, the Compensation Committee recognizes the inherent conflict of interest involved in connection with the recommendations of our President and Chief Executive Officer and other members of management, especially with respect to their own compensation. Our President and Chief Executive Officer attends most Compensation Committee meetings at the invitation of the Compensation Committee; however, neither our President and Chief Executive Officer nor any other executive officer is present during any discussions, final deliberations and decisions regarding executive officer compensation.
The Compensation Committee engaged a compensation consultant, BDO Seidman, LLP, to assist the Compensation Committee in determining executive compensation for 2009. BDO Seidman’s engagement with BioSante included reviewing and advising on all significant aspects of executive compensation. This included base salaries, bonuses and equity awards, as well as severance and change in control arrangements. During 2009, at the request of the Compensation Committee, BDO Seidman recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the Compensation Committee regarding certain aspects of our executive compensation program. The Chair of the Compensation Committee, Louis W. Sullivan, M.D., consulted with a representative of BDO Seidman prior to several of the Compensation Committee meetings held in 2009. A representative of BDO Seidman also was invited to attend several meetings of the Compensation Committee and Board of Directors during 2009. BDO Seidman was engaged directly by our Compensation Committee and did not advise our management and only worked with management with the express permission of the Compensation Committee.
In making final recommendations and decisions regarding compensation to be paid to our executive officers, the Compensation Committee and the Board of Directors considers the recommendations of our President and Chief Executive Officer and the Compensation Committee’s compensation consultant, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the peer group data provided by the Compensation Committee’s compensation consultant, the general performance of the company and the individual officers and the company’s cash position.

Meetings and Other Information. The Compensation Committee met six times during 2009.
Nominating and Corporate Governance Committee
Responsibilities. The primary responsibilities of the Nominating and Corporate Governance Committee are:
•	identifying individuals qualified to become Board members;
•	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;
•	being aware of the best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, the company and its employees in the conduct of the business and affairs of the company;
•	developing and overseeing the annual Board and Board committee evaluation process; and
•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.
The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Processes and Procedures for Consideration and Determination of Director Compensation. As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion. Historically, the Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.
In 2009, the Nominating and Corporate Governance Committee engaged BDO Seidman, LLP, a compensation consulting firm, to conduct a competitive assessment to assist the Board of Directors in determining director compensation. BDO Seidman conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board committee chairs and members. The assessment was based on the practices of the peer group companies that were then used to evaluate the market competitiveness of executive pay.

In making final recommendations and decisions regarding compensation to be paid to our directors, the Nominating and Corporate Governance Committee and the Board of Directors considers the recommendations of BDO Seidman, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the peer group data provided by BDO Seidman, the time demands placed on directors and other factors that may be relevant.
In March 2009 and again in February 2010, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved certain changes to our non-employee director compensation as described under the heading “Director Compensation—Overview” later in this proxy statement.
Composition. The current members of the Nominating and Corporate Governance Committee are Dr. Sullivan, Mr. Holubow, Mr. Kjaer, Mr. Mangano and Dr. Rosenow. Dr. Sullivan is the chair of the Nominating and Corporate Governance Committee. Each of the five current members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the Listing Rules of the NASDAQ Stock Market.
Meetings and Other Information. The Nominating and Corporate Governance Committee met once during 2009. Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations Process” and “Director Compensation—Overview” sections of this proxy statement.
Scientific Review Committee
Responsibilities. The Scientific Review Committee assists the Board of Directors in evaluating potential new licenses or new products and reviewing ongoing activities of our current products. The Scientific Review Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
Composition. The current members of the Scientific Review Committee are Dr. Sullivan, Mr. Holubow, Dr. Potts and Dr. Rosenow. Dr. Sullivan is the chair of the Scientific Review Committee.
Meetings. The Scientific Review Committee met once during 2009.
Director Nominations Process
Pursuant to a Director Nominations Process adopted by the Board of Directors, in selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board. The Nominating and Corporate Governance Committee believes that our company and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our company’s affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

Pursuant to the Director Nominations Process adopted by the Board of Directors, in identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board of Directors and senior management of BioSante. In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.
The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders. For more information, see the information set forth under the heading “Other Matters — Director Nominations for 2011 Annual Meeting.” The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.
There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board of Directors. The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the Board of Directors. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include:
•	whether the candidate is an “independent director” under the Listing Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;
•	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Listing Rules of the NASDAQ Stock Market;
•	whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;
•	the needs of our company with respect to the particular talents and experience of our directors;
•	the personal and professional integrity and reputation of the candidate;
•	the candidate’s level of education and business experience;
•	the candidate’s broad-based business acumen;

•	the candidate’s level of understanding of our business and its industry and other industries relevant to our business;
•	the candidate’s ability and willingness to devote adequate time to work of the Board of Directors and its committees;
•	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of our company;
•	whether the candidate possesses strategic thinking and a willingness to share ideas;
•	the candidate’s diversity of experiences, expertise and background; and
•	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.
While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider the factors above, including the candidate’s diversity of experiences, expertise and background. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.
Board Oversight of Risk
The Board of Directors as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant Board committees that report on their deliberations to the full Board of Directors. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The areas of risk that we focus on include regulatory, operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, health, safety and environment, economic, political and reputational risks.
The standing committees of the Board of Directors oversee risks associated with their respective principal areas of focus. The Audit and Finance Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit and Finance Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The Compensation Committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The Nominating and Corporate Governance Committee oversees risks relating to our corporate governance matters and policies and director succession planning.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.
We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by the full Board of Directors in connection with its role in reviewing our key business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our standing Board committees that are currently comprised of and chaired by our independent directors, and (3) the focus of our Chairman of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.
Code of Conduct and Ethics
Our Code of Conduct and Ethics applies to all of our directors, executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, and other employees, and meets the requirements of the SEC. A copy of our Code of Conduct and Ethics is available on the Investors—Corporate Governance—Code of Conduct and Ethics section of our corporate website at www.biosantepharma.com.
Policy Regarding Director Attendance at Annual Meetings of Stockholders
It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit. All of the directors attended our annual meeting of stockholders in June 2009.
Complaint Procedures
The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Compliance Officer of any concerns raised. Our President and Chief Executive Officer, Stephen M. Simes, currently serves as our Compliance Officer. If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Compliance Officer. If an individual prefers not to discuss a matter with the Compliance Officer or if the Compliance Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chairman of the Audit and Finance Committee, Mr. Fred Holubow.

Process Regarding Stockholder Communications with Board of Directors
Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, IL 60069, with an instruction to forward the communication to the Board of Directors or one or more particular directors. Our Corporate Secretary will forward promptly all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION
Summary of Cash and Other Compensation
The following table provides summary information concerning the compensation of each individual who served as a director of our company during the year ended December 31, 2009, other than Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”
DIRECTOR COMPENSATION — 2009

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)(2)	Compensation ($)(3)	Total ($)
Louis W. Sullivan, M.D.	$74,275	$51,434	$0	$125,709
Fred Holubow	46,650	51,434	0	98,084
Peter Kjaer	32,900	51,434	0	84,334
Ross Mangano	37,400	51,434	0	88,834
John T. Potts, Jr., M.D.	5,400	18,251	0	23,651
Edward C. Rosenow III, M.D.	37,400	51,434	0	88,834
Stephen A. Sherwin, M.D.	6,300	18,251	0	24,551

(1)	On February 2, 2009, each of Dr. Sullivan, Mr. Holubow, Mr. Kjaer, Mr. Mangano and Dr. Rosenow received a stock option to purchase 50,000 shares of our common stock at an exercise price of $1.51 per share granted under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, the material terms of which are described in more detail under the heading “Executive Compensation — Grants of Plan-Based Awards — BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.” Such option expires on February 1, 2019 and vested on February 2, 2010. On October 14, 2009, each of Dr. Potts and Dr. Sherwin received a stock option to purchase 15,000 shares of our common stock at an exercise price of $1.82 per share granted under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. Such option expires on October 13, 2019 and vests with respect to 25 percent of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such date: October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013. Amounts reported represents the aggregate grant date fair value for option awards granted to each director in 2009 computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date fair value per share for the options granted on February 2, 2009 was $1.51 and the grant date fair value per share for the options granted on October 14, 2009 was $1.82 and were determined using the following specific assumptions:

Grant	Risk Free	Expected	Expected	Expected
Date	Interest Rate	Life	Volatility	Dividend Yield
02/02/09	2.76%	6 years	76.83%	0
10/14/09	2.36%	6.25 years	75.34%	0

(2)	The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2009 and held by each of the directors listed in the above table:

	Aggregate Number of		Range of	Range of
	Securities	Exercisable/	Exercise	Expiration
Name	Underlying Options	Unexercisable	Price(s)	Date(s)
Louis W. Sullivan, M.D.	117,500	67,500/50,000	$1.51 - 6.70	12/31/2010 – 02/01/2019
Fred Holubow	112,500	62,500/50,000	1.51 - 6.70	12/31/2010 – 02/01/2019
Peter Kjaer	112,500	62,500/50,000	1.51 - 6.70	12/31/2010 – 02/01/2019
Ross Mangano	112,500	62,500/50,000	1.51 - 6.70	12/31/2010 – 02/01/2019
John T. Potts, Jr., M.D.	15,000	0/15,000	1.82	10/13/2019
Edward C. Rosenow III, M.D.	112,500	62,500/50,000	1.51 - 6.70	12/31/2010 – 02/01/2019
Stephen A. Sherwin, M.D.	133,359	118,359/15,000	1.82 – 36.82	02/03/2015 – 10/13/2019

(3)	We do not provide perquisites or other personal benefits to our directors.

Overview of Director Compensation Program
As described in more detail under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Responsibilities” included elsewhere in this proxy statement, the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors. The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions. The processes and procedures the Nominating and Corporate Governance Committee and the Board of Directors use to consider and determine director compensation are described under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation” included elsewhere in this proxy statement.
The principal elements of our director compensation program for 2009 included:
•	annual cash retainers;
•	meeting fees;
•	reimbursement of expenses; and
•	long-term equity-based incentive compensation, in the form of stock options.
In the interest of conserving cash, in March 2009, the Nominating and Corporate Governance Committee recommended to the Board of Directors, changes to our non-employee director compensation. The Board of Directors approved the recommendations at its regular meeting in March 2009. The changes approved by the Board of Directors were as follows and were effective immediately in March 2009:
•	Decrease the annual cash retainer fee to each Board member from $20,000 to $18,000 and decrease the annual cash retainer fee to our Chairman of the Board from $25,000 to $22,500;
•	Decrease the annual retainer fee to the chair of the Audit and Finance Committee from $10,000 to $9,000 and decrease the annual retainer fee for the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee from $5,000 to $4,500; and
•	Decrease the in-person Board meeting fee from $2,000 to $1,800 and decrease the telephonic Board and Board committee meeting fee from $1,000 to $900.
The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, reviewed our non-employee director compensation program in February 2010 and decided not to change the cash compensation but to re-institute the automatic initial and annual grants of stock options, as described in more detail below under the heading “— Stock Options.”

Cash Compensation
The cash compensation paid to our non-employee directors consists of annual cash retainers paid to each Board member, our Chairman of the Board and each Board committee chair, except for the chair of our Scientific Review Committee. The following table sets forth the annual cash retainers currently paid to our non-employee directors and paid during most of 2009:

Annual Cash
Description	Retainer
Board Member (other than Chairman of the Board)	$18,000
Chairman of the Board	22,500
Audit and Finance Committee Chair	9,000
Compensation Committee Chair	4,500
Nominating and Corporate Governance Committee Chair	4,500
The annual cash retainers are paid on a quarterly basis in the beginning of each calendar quarter. For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.
We also pay each of our non-employee directors an additional cash fee of $1,800 for each Board meeting attended in person and $900 for each Board meeting attended via telephone and each Board committee meeting attended in person or via telephone.
We do not compensate Mr. Simes separately for serving on the Board of Directors. We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.
Stock Options
In February 2009, we granted each non-employee director a ten-year stock option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options were granted on February 2, 2009 and vested in full on February 2, 2010. In October 2009, we granted each of Dr. Potts and Dr. Sherwin a ten-year stock option to purchase 15,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. This grant was consistent with the terms of our director option grant policy described below. These stock options were granted on October 14, 2009 and vest with respect to 25 percent of the underlying shares of common stock on each of the following dates, so long as the individual remains a director of our company as of such date: October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013.
In February 2010, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved resolutions providing for automatic initial and annual stock option grants to our non-employee directors. Pursuant to these resolutions, each new non-employee director will be granted on the date of the director’s initial election to the Board of Directors an initial option to purchase 15,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in four equal annual installments and expire on the ten-year anniversary of the date of grant. In addition, each non-employee director will be granted on the last business day of each March a ten-year option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in full on the one-year anniversary of the date of grant. In addition, our then Chairman of the Board will be granted on the last business day of each March an additional ten-year option to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which option will vest in full on the one-year anniversary of the date of grant. As per this policy, in March 2010, we granted each non-employee director a ten-year option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. These stock options were granted on March 31, 2010 and will vest in full on March 31, 2011. We also granted our Chairman of the Board an additional option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. This stock option also was granted on March 31, 2010 and will vest in full on March 31, 2011.
We refer you to note 1 to the Director Compensation table above for a summary of all options granted to our directors, excluding Mr. Simes, during the year ended December 31, 2009. We refer you to note 2 to the Director Compensation table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Simes, as of December 31, 2009. Information regarding stock option grants to Mr. Simes during the year ended December 31, 2009 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Simes as of December 31, 2009 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”
Indemnification Agreements
We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our principal financial officer during the years ended December 31, 2009, 2008 and 2007. We did not have any other executive officers as of December 31, 2009. We refer to these individuals in this proxy statement as our “named executive officers.”
SUMMARY COMPENSATION TABLE — 2009

					All Other
				Option	Compens-
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	ation(3)	Total
Stephen M. Simes	2009	$417,640	$275,000	$308,605	$37,162	$1,038,407
Vice Chairman, President and	2008	417,640	0	249,000	30,879	697,519
Chief Executive Officer	2007	394,000	256,100	565,000	41,859	1,256,959

Phillip B. Donenberg	2009	232,140	175,000	128,586	21,507	557,233
Chief Financial Officer, Treasurer	2008	232,140	0	149,400	20,123	401,663
and Secretary	2007	219,000	87,600	113,000	19,099	438,699

(1)	Represents discretionary cash bonus earned in year as indicated, but the 2007 bonus was paid to the executive in the following year. We refer you to the information under the heading — Annual Discretionary Performance Bonus” for a discussion of the factors taken into consideration by the Board of Directors in determining the amount of bonus paid to each executive.

(2)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer during each of the years presented, as computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The following table sets forth the specific assumptions used in the valuation of each such option award:

Grant	Grant Date Fair	Risk Free	Expected	Expected	Expected
Date	Value Per Share	Interest Rate	Life	Volatility	Dividend Yield
02/02/09	$1.51	2.76%	6 years	76.83%	0
01/15/08	2.49	3.72%	6 years	67.51%	0
01/12/07	2.26	4.86%	6 years	69.52%	0

(3)	The amounts shown in this column include the following with respect to each executive:

			Insurance
Name	Year	401(k) Match(a)	Premiums(b)	Tax Gross-Up(c)	Auto Allowance
Stephen M. Simes	2009	$11,000	$9,182	$4,980	$12,000
	2008	10,250	5,684	2,945	12,000
	2007	10,250	12,804	6,805	12,000

Phillip B. Donenberg	2009	8,250	4,719	1,338	7,200
	2008	7,250	4,518	1,155	7,200
	2007	7,750	3,222	927	7,200

(a)	Based on 50 percent of amount the executive voluntarily contributed to plan.

(b)	Includes reimbursement for premiums paid by the executive for long-term disability insurance and for supplemental term life insurance.

(c)	Based on the executive’s tax rate at the time the premium was paid.

Simes Employment Letter Agreement. In January 1998, we entered into an employment letter agreement with Stephen M. Simes pursuant to which Mr. Simes serves as our Vice Chairman, President and Chief Executive Officer and a member of the Board of Directors. We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions. The current term of the agreement continues until December 31, 2012. On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions. Under the agreement, Mr. Simes is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Simes is entitled to receive an annual discretionary performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors. Mr. Simes also is entitled to a monthly stipend of $1,000 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and four weeks paid vacation each year. If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.” Under the agreement, Mr. Simes is subject to customary assignment of inventions, confidentiality and non-competition provisions.
Donenberg Employment Letter Agreement. In June 1998, we entered into an employment letter agreement with Phillip B. Donenberg pursuant to which Mr. Donenberg serves as our Chief Financial Officer, Treasurer and Secretary. We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions. The term of the agreement continues until either party gives 30 days written notice to the other of the termination of the agreement. Under the agreement, Mr. Donenberg is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index. Mr. Donenberg is entitled to receive an annual discretionary performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors. Mr. Donenberg also is entitled to a monthly stipend of $600 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and three weeks paid vacation each year. If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.” Under the agreement, Mr. Donenberg is subject to customary assignment of inventions, confidentiality and non-competition provisions.
Base Salaries. Mr. Simes’s base salary for 2009 was $417,640, which was the same as his base salary for 2008. Despite our obligation under Mr. Simes’s employment letter agreement to increase his base salary each year by at least a minimum rate consistent with any increase in the Consumer Price Index, the Compensation Committee did not believe it was prudent to increase Mr. Simes’s base salary in 2009 in light of the then current economic recession and our then current cash position.

The Compensation Committee recently established Mr. Simes’s 2010 base salary at $451,500, which represents a 8.2 percent increase over his base salary for 2009. In establishing Mr. Simes’s base salary for 2010, the Board of Directors considered several factors, including in particular: (1) competitive market data gathered by the Compensation Committee’s compensation consultant which indicated that Mr. Simes’s base salary was slightly lower than the median of base salaries of other chief executive officers of companies in our peer group; and (2) our obtaining additional financing during 2009, including our registered direct offering completed in August 2009 and our merger with Cell Genesys, Inc. in October 2009.
Mr. Donenberg’s base salary for 2009 was $232,140, which was the same as his base salary for 2008. Despite our obligation under Mr. Donenberg’s employment letter agreement to increase his base salary each year by at least a minimum rate consistent with any increase in the Consumer Price Index, the Compensation Committee did not believe it was prudent to increase Mr. Donenberg’s base salary in 2009 in light of the then current economic recession and our then current cash position.
The Compensation Committee recently established Mr. Donenberg’s 2010 base salary at $258,000, which represents a 11.4 percent increase over his base salary for 2009. In establishing Mr. Donenberg’s base salary for 2010, the Board of Directors considered several factors, including in particular: (1) competitive market data gathered by the Compensation Committee’s compensation consultant which indicated that Mr. Donenberg’s base salary was significantly below the median of base salaries of other chief financial officers of companies in our peer group; and (2) our obtaining additional financing during 2009, including our registered direct offering completed in August 2009 and our merger with Cell Genesys, Inc. in October 2009.
Annual Discretionary Performance Bonus. As required under the terms of their employment letter agreements, we provide Messrs. Simes and Donenberg the opportunity to earn an annual discretionary performance bonus each year. The Board of Directors, upon recommendation of the Compensation Committee, determines the amount of the bonus each year for each executive based on, among other things, the achievement of informal performance objectives of our company and individual goals by the executive. Conceptual performance objectives and individual goals for each executive for any given year usually are discussed among the executives and the Compensation Committee during the beginning of the year but are not established formally or agreed upon in advance. After the completion of each year, the Board of Directors, upon recommendation of the Compensation Committee and excluding the President and Chief Executive Officer who is not present during these discussions, determines, the amount of annual discretionary performance bonus to be paid to each executive. Such determination is made after first receiving input from our President and Chief Executive Officer as to his views of the amount of bonus each executive, including himself, should receive. In determining the final amount of annual discretionary performance bonus to be paid to each executive, the Board of Directors considers the recommendation of the Compensation Committee, the recommendations of our President and Chief Executive Officer and Compensation Committee’s independent compensation consultant, the Board’s own views as to the achievement of company performance and individual executive goals as discussed in concept at the beginning of the year, the general performance of the company and the executives during the year, regardless of any specific objectives discussed in the beginning of the year, the performance of the company’s stock price during the year, competitive compensation data and other relevant factors. The amount of annual cash bonuses paid to our executives is highly discretionary and has been highly variable from year to year.
We paid Mr. Simes a discretionary performance bonus of $275,000 for his 2009 performance and Mr. Donenberg a discretionary performance bonus of $175,000 for his 2009 performance. In determining the amount of Mr. Simes’s and Mr. Donenberg’s discretionary performance bonuses for 2009, the Board of Directors and Compensation Committee considered several performance related factors, including but not limited to our obtaining additional financing during 2009, including our registered direct offering completed in August 2009 and our merger with Cell Genesys, Inc. in October 2009.

401(k) Savings Plan. We maintain a 401(k) Savings Plan under which all participants, including executive officers, may voluntarily request that we reduce their pre-tax compensation by up to 100 percent (subject to certain special limitations). We contributed an amount equal to 50 percent of the amount that each participant contributed under this plan, up to a maximum amount allowed by law.
Perquisites and Personal Benefits. It is generally our policy not to extend significant perquisites and other benefits to our executive officers that are not generally available to our employees. The only significant perquisites that we provide to our executives are those that are required under the terms of their employment letter agreements. Both of our executives receive a monthly auto allowance and reimbursement for supplemental life insurance and excess long-term disability insurance premiums and taxes associated with the premiums. We are required to provide these benefits to our executives under their employment letter agreements and have decided to continue to provide such benefits since we believe such benefits are commonly provided to executives at other similarly sized companies and the cost of providing such benefits is not material. Our executives also receive benefits, which are received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain minimal health club costs to encourage physical activity and good health. We do not provide pension arrangements or post-retirement health coverage for our employees, including our executives. We also do not provide any nonqualified defined contribution or other deferred compensation plans.
Indemnification Agreements. We have entered into agreements with all of our named executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers. We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Grants of Plan-Based Awards
The following table provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2009. Plan-based awards were granted to our named executive officers under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. Options also were granted to the named executive officers subsequent to December 31, 2009 in February 2010 under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards also are described in the narrative following the table below. We did not grant any “non-equity incentive plan” awards or “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 31, 2009.
GRANTS OF PLAN-BASED AWARDS — 2009

All Other
			Option Awards:		Grant Date
			Number of	Exercise or	Fair Value
		Board	Securities	Base Price	Stock and
	Grant	Approval	Underlying	of Option	Option Awards
Name	Date(1)	Date	Options(#)(2)	Awards ($/Sh)	($)(3)
Stephen M. Simes	02/02/09	02/02/09	300,000	$1.51	$308,605
Phillip B. Donenberg	02/02/09	02/02/09	125,000	1.51	128,586

(1)	The grant date is the date on which the Board of Directors met to approve the option grant.

(2)	Represents an option granted under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, the material terms of which are described in more detail below under the heading "—BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.” The option has a ten-year term and vests over a three-year period, with one-third of the underlying shares vesting on each of February 2, 2010, February 2, 2011 and February 2, 2012, so long as the individual remains an employee of our company as of such date.

(3)	We refer you to note (2) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of the option awards.
BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. Under the terms of the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity-based incentive awards, such as stock options. Although the 2008 plan is an “omnibus” plan that permits the grant of equity-based incentive awards besides stock options, such as restricted stock, restricted stock units, stock appreciation rights, performance units and stock bonuses, to date, only incentive and non-statutory stock options have been granted.
The 2008 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. Under the terms of the 2008 plan, no more than 2,000,000 shares of our common stock may be issued pursuant to the plan or the exercise of incentive options and no more than 250,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses, in each case subject to adjustment and certain exceptions. In March 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved an amended and restated 2008 plan that, among other things, increases the number of shares of our common stock available for issuance under the plan to 4,000,000, subject to approval by our stockholders at the next meeting of stockholders. See “Proposal No. 2 —Approval of BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant. For purposes of the 2008 plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ Stock Market. We set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.
Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee and the Board of Directors may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, canceling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the 2008 plan. For purposes of the 2008 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.
Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee or the Board of Directors, as the case may be, provided that options may not be exercisable after 10 years from their date of grant. We generally provide for the vesting of stock options granted to executives in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant.
Optionees may pay the exercise price of stock options (1) in cash, (2) by using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (3) by using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.
Under the terms of the 2008 plan, unless otherwise provided in a separate agreement, if an executive’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:
•	immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;
•	continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of the executive’s death or disability; or
•	continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability.

As set forth in the 2008 plan, the term “cause” will be as defined in any employment or other agreement or policy applicable to the executive or, if no such agreement or policy exists, will mean (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (4) any material breach of any employment, consulting, confidentiality or non-compete agreement entered into with us or any subsidiary.
As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the 2008 plan, unless otherwise provided by the Compensation Committee or the Board of Directors in its sole discretion either in the agreement evidencing an incentive award at the time of grant or at any time after the grant of an incentive award, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option and stock appreciation rights have been granted remains in the employ or service of BioSante or any subsidiary, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and any conditions to the payment of stock unit awards or restricted stock units, performance awards or units and stock bonuses will lapse.
As described in more detail under the heading “Proposal No. 2 —Approval of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan,” the Board of Directors has amended the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, subject to stockholder approval.
BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan. The terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan are substantially similar to the terms of our 2008 plan, except that under the 1998 plan, only stock options, stock awards and stock units could be granted.
2009 Plan-Based Awards. In February 2009, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Simes an option to purchase 300,000 shares of our common stock at an exercise price of $1.51 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. In determining the number of stock options to grant Mr. Simes in February 2009, the Board of Directors took into consideration: (1) the recommendation of Mr. Simes; (2) the fact that Mr. Simes did not receive an increase in his base salary for 2009 or a discretionary bonus for 2008; (3) the fact that all of Mr. Simes’s then currently outstanding options to purchase shares of our common stock were out-of-the-money; and (4) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executives.
In February 2009, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Donenberg an option to purchase 125,000 shares of our common stock at an exercise price of $1.51 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant. In determining the number of stock options to grant Mr. Donenberg in February 2009, the Board of Directors took into consideration: (1) the recommendation of Mr. Simes; (2) input from Mr. Donenberg; (3) the fact that Mr. Donenberg did not receive an increase in his base salary for 2009 or a discretionary bonus for 2008; (4) the fact that all of Mr. Donenberg’s then currently outstanding stock options were out-of-the-money; and (5) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our company’s peer group grant equity awards, such as stock options, on an annual basis, to their executives.

Other Information Regarding Plan-Based Awards. Under a provision contained in Mr. Simes’s and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”
Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding unexercised stock option awards for each of our named executive officers that remained outstanding at December 31, 2009. We did not have any “equity incentive plan” or awards within the meaning of the SEC rules outstanding at December 31, 2009.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2009

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying Unexercised			Option
	Unexercised Options	Options (#)		Option Exercise	Expiration
Name	(#) Exercisable	Unexercisable(1)		Price ($)	Date
Stephen M. Simes	71,407	—		$4.00	04/06/2011
	108,507	—		3.40	09/26/2012
	126,667	—		2.10	05/29/2013
	166,666	83,334	(2)	2.775	01/11/2017
	33,333	66,667	(3)	3.995	01/14/2018
	—	300,000	(4)	1.51	02/01/2019
Phillip B. Donenberg	21,547	—		4.00	04/06/2011
	37,564	—		3.40	09/26/2012
	79,166	—		2.10	05/29/2013
	25,000	—		3.715	07/18/2015
	25,000	—		3.715	07/18/2015
	62,500	—		3.87	03/15/2016
	33,334	16,666	(2)	2.775	01/11/2017
	20,000	40,000	(3)	3.995	01/14/2018
	—	125,000	(4)	1.51	02/01/2019

(1)	Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussion under the heading “—Potential Payments Upon Termination or Change in Control.” Under a provision contained in Mr. Simes’s and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading "—Potential Payments Upon Termination or Change in Control.”

(2)	This option vests over a three-year period, one-third of the underlying shares vesting on each of January 12, 2008, January 12, 2009 and January 12, 2010, so long as the executive remains an employee or consultant of our company as of such date.

(3)	This option vests over a three-year period, one-third of the underlying shares vesting on each of January 15, 2009, January 15, 2010 and January 15, 2011, so long as the executive remains an employee or consultant of our company as of such date.

(4)	This option vests over a three-year period, one-third of the underlying shares vesting on each of February 2, 2010, February 2, 2011 and February 2, 2012, so long as the executive remains an employee or consultant of our company as of such date.

Options Exercised and Stock Vested During Fiscal Year
None of our named executive officers exercised stock options during the year ended December 31, 2009. We do not have any outstanding stock awards and thus did not have any stock awards vest during the year ended December 31, 2009.
Potential Payments Upon Termination or Change in Control
General. We have entered into employment letter agreements with each of our two named executive officers, Stephen M. Simes and Phillip B. Donenberg, which may require us to provide certain payments to the executive upon a termination of his employment or change in control of our company. Whether an executive receives a payment and the amount of such payment, if applicable, depends upon the triggering event. For more information regarding these agreements, we refer you the discussion under the headings “—Summary of Cash and Other Compensation—Simes Employment Letter Agreement” and “—Summary of Cash and Other Compensation—Donenberg Employment Letter Agreement.” In addition, our equity-based compensation plans also provide benefits as a result of a change in control of our company.
Termination by BioSante for Cause. Under the terms of both employment letter agreements, if Mr. Simes’s or Mr. Donenberg’s employment is terminated by us for “cause,” the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of his termination and any amounts the executive would be entitled to under any company benefit plan. For purposes of the agreements, “cause” means any of the following: (1) fraud; (2) theft or embezzlement of our assets; (3) a violation of law involving moral turpitude; (4) repeated and willful failure to follow instructions of the Board of Directors provided that the conduct has not ceased or the offense cured within 30 days following written warning from us; and (5) conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the company or which impairs the executive’s ability to substantially perform his duties for the company. The agreements also provide that the executive must abide by certain non-competition provisions for one year after termination for cause. Under the terms of our equity-based compensation plans, if Mr. Simes’s or Mr. Donenberg’s employment is terminated by us for “cause,” the executive’s outstanding stock options will immediately terminate and may not then be exercisable.
Termination by BioSante Without Cause. Under the terms of both employment letter agreements, if Mr. Simes’s or Mr. Donenberg’s employment is terminated by us without cause or if in the case of Mr. Simes, we give notice of our intent not to renew his employment agreement, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination. Additionally, the executive would be entitled to receive:
•	a severance payment, which would be paid in one lump sum in the case of Mr. Simes and in 12 equal monthly installments in the case of Mr. Donenberg, equal to, in the case of Mr. Simes, the sum of his annual base salary, most recent annual bonus and annual car allowance, and in the case of Mr. Donenberg, his annual base salary at the time of termination;

•	continued term life and disability insurance at our expense, which, in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive obtains full-time employment;
•	continued participation by the executive and his family at our expense in our group health and dental insurance programs, which in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive becomes eligible to participate in another employer’s corresponding group insurance plans;
•	in the case of Mr. Simes, provision of outplacement services up to a maximum amount of $30,000 and use of an office and reasonable secretarial support for one year, unless Mr. Simes becomes otherwise employed within such period; and
•	payment for all unused vacation days accrued to the date of termination.
In addition, in the event we terminate Mr. Simes’s or Mr. Donenberg’s employment without cause, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive will have one year from the date following his termination of employment to exercise such options.
Termination by Executive for Good Reason. Under the terms of both employment letter agreements, Mr. Simes or Mr. Donenberg may terminate his agreement upon 30 days written notice to us for “good reason.” For purposes of the agreements, “good reason” means (1) assignment of duties inconsistent with his position or a change in responsibilities, title or office; (2) the failure of us to continue, or the taking of action by us that could adversely affect, benefits plans in which the executive is participating (with some exceptions); (3) reduction of salary or car allowance or failure to increase salary as provided in the agreement; and (4) any other breach by us of the agreement. If Mr. Simes or Mr. Donenberg terminates his agreement for good reason, then we must provide him the payments and benefits described above under “—Termination by BioSante Without Cause.” Under the terms of our equity-based compensation plans, all outstanding stock options then held by the executive at such time will remain exercisable to the extent then exercisable for a period of three months.
Termination in the Event of Death or Permanent Disability. Both employment letter agreements terminate in the event of the executive’s death or permanent disability. In the event of death, the executive’s base salary and car allowance will be terminated as of the end of the month in which the executive’s death occurs. Upon an executive’s “disability,” we can terminate the executive’s employment upon 30 days written notice. For purposes of the agreements, “disability” means an inability, due to illness, accident or any other physical or mental incapacity, to substantially perform the executive’s duties for a period of four consecutive months or for a total of six months in any 12 month period. Upon termination of an executive’s employment due to disability, the executive will be entitled to receive compensation until the later of (1) the date of termination of employment for disability or (2) the date upon which the executive begins to receive long-term disability insurance benefits. In addition, in the event the executive’s employment is terminated as a result of the executive’s death or permanent disability, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive or his estate will have one year from the date of termination of employment to exercise such options.

Change in Control. Our named executive officers have received stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. Under the terms of such plans, such stock options become fully exercisable following a “change in control” of our company, which is defined under the plans as:
•	the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;
•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;
•	certain merger or business combination transactions;
•	more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; or
•	certain changes in the composition of the Board of Directors.
In order for our executives to receive any other payments or benefits as a result of a change in control of our company, there must be a termination event, such as a termination by us for any reason other than for cause or a termination by the executive for good reason. Such termination event must occur either within the period beginning on the date of the change in control and ending on the last day of the first full calendar month following the second year anniversary date of the change in control or prior to the change in control if the termination of employment was either a condition of the change in control or was at the request or insistence of a person related to the change in control. For purposes of the change in control provisions, the definition of “good reason” is broader than outside the context of change in control and includes: (1) our failure to obtain from any successor the assent to assume the employment letter agreements; (2) any purported termination by us of the executive’s employment that is not properly effected; (3) a requirement that the executive be based at any office or location that is more than 30 miles further from the office or location thereof immediately preceding the change in control; and (4) any termination by the executive of his employment for any reason during the 13th month after the completion of the change in control.
If such a termination event occurs, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination. Additionally, the executive would be entitled to receive:
•	a severance payment, which would be paid in one lump sum equal to, in the case of Mr. Simes, the sum of: (1) two times his annual base salary, plus (2) his most recent annual bonus, plus (3) his maximum annual bonus (100 percent of base salary) for the year in which the change in control occurs, and in the case of Mr. Donenberg, the sum of: (1) 1 1/2 times his annual base salary, plus his maximum annual bonus (100 percent of base salary) for the year in which the change in control occurs;

•	substantially the same health, dental, life and disability insurance benefits the executive received prior to his termination for a period of up to 24 months for Mr. Simes and 18 months in the case of Mr. Donenberg;

•	provision of outplacement services up to a maximum amount of $30,000;

•	reimbursement for out-of-pocket expenses incurred by the executive on behalf of our company; and

•	payment for all unused vacation days accrued to the date of termination.
If any payments to an executive under the employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, and therefore would constitute a “parachute payment” under the Internal Revenue Code, then such payments either would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or would require the executive to pay any additional 20 percent excise tax on the amount of any parachute payment received, whichever is more beneficial to the executive.
Potential Payments to Named Executive Officers. The table below describes the potential payments to each of our executives in the event of a termination of his employment on December 31, 2009 or a change in control of our company on December 31, 2009. The table below does not include any accrued and unpaid base salary to which the executives also would be entitled.

				Termination	Change in
		Termi-	Termina-	Without	Control	Change in
		nation	tion Upon	Cause or	(No	Control
	Executive Benefits	For	Death or	for Good	Termination	(Termination
Name	and Payments	Cause	Disability	Reason	Event)	Event)
Stephen M. Simes	Severance Payment	$0	$0	$429,640	$0	$1,527,920
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	14,162	0	28,324
	Group Health and Dental Plan Benefits(4)	0	0	20,819	0	20,819
	Accrued but Unpaid Vacation	134,126	134,126	134,126	0	134,126
	Outplacement Services	0	0	30,000	0	30,000
	Office Space and Administrative Services(5).	0	0	36,000	0	0

	Total:	$134,126	$134,126	$664,747	$0	$1,741,189

				Termination	Change in
		Termi-	Termina-	Without	Control	Change in
		nation	tion Upon	Cause or	(No	Control
	Executive Benefits	For	Death or	for Good	Termination	(Termination
Name	and Payments	Cause	Disability	Reason	Event)	Event)
Phillip B. Donenberg	Severance Payment	$0	$0	$232,140	$0	$580,350
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	6,057	0	9,086
	Group Health and Dental Plan Benefits(4)	0	0	20,819	0	20,819
	Accrued but Unpaid Vacation	28,607	28,607	28,607	0	28,607
	Outplacement Services	0	0	0	0	30,000

	Total:	$28,607	$28,607	$287,623	$0	$668,862

(1)	The value of the automatic acceleration of the vesting of unvested stock options held by an executive is based on the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2009, which is based on the closing sale price of our common stock on December 31, 2009 ($1.45), and (b) the exercise price of the options, which range from $1.51 to $3.995 per share.

(2)	In February 2010, Mr. Simes was granted an option to purchase 150,000 shares of our common stock and Mr. Donenberg was granted an option to purchase 100,000 shares of our common stock, at an exercise price of $1.54 per share, which options vest in three equal annual installments on the first, second and third anniversary of the date of grant. The value of the automatic acceleration of the vesting of these stock options is not included in the above table.

(3)	The value of the term life and disability insurance is based on our current group plans and any applicable supplemental insurance provided to such executives at the 2009 rates actually paid.

(4)	The value of the group health plan benefits is based on premium rates in effect in December 2009.

(5)	The value of office space and administration services is based on current market information for the Chicago, Illinois area received from a third party.
Required Resignations; Confidentiality and Other Provisions. Pursuant to the terms of the employment letter agreements, Mr. Simes and Mr. Donenberg have agreed upon any termination of their employment to resign from any and all director, officer, trustee, agent and any other positions with our company or our affiliates, such as our employee benefit plans. In addition, certain terms of their agreements will survive any termination of their employment, including the assignment of inventions and confidentiality provisions and in the event of certain terminations, portions of the non-competition provisions. Finally, any payments made to Mr. Simes and Mr. Donenberg as a result of a “separation of service” under the non-qualified deferred compensation rules of Section 409A under the Internal Revenue Code will be suspended for six months, if necessary.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Merger with Cell Genesys, Inc.
On October 14, 2009, we completed a merger with Cell Genesys, Inc. Pursuant to the terms of an agreement and plan of merger, dated as of June 29, 2009, among us and Cell Genesys, Inc., Cell Genesys, Inc. merged with and into us, with our company continuing as the surviving company.
At the effective time of and as a result of the merger, each share of common stock of Cell Genesys issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.1828 of a share of our common stock. No fractional shares of our common stock were issued in connection with the merger, and holders of Cell Genesys common stock were entitled to receive cash in lieu thereof. In addition, under the terms of the merger agreement, all options to purchase shares of Cell Genesys common stock, other than certain designated options held by Cell Genesys’s current officers, became fully vested and exercisable until immediately prior to the effective time of the merger. Upon the effective time of the merger, such unexercised options other than the certain undesignated options terminated. The certain designated options were assumed by us and remain outstanding following the merger, but converted into and became options to purchase shares of our common stock on terms substantially identical to those in effect prior to the merger, except for adjustments to the underlying number of shares and the exercise price based on the exchange ratio used in connection with the merger. In the aggregate, we issued approximately 20.2 million shares of our common stock to former Cell Genesys stockholders in connection with the merger. The issuance of our common stock to the Cell Genesys stockholders in connection with the merger was registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (File No. 333-161181), initially filed by us with the Securities and Exchange Commission on August 7, 2009 and declared effective on August 21, 2009.
At the time of the Cell Genesys transaction, Stephen A. Sherwin, M.D. and John T. Potts, Jr., M.D., each of whom are current members of our Board of Directors, served on the Cell Genesys board of directors, and received the same consideration in the merger in exchange for their Cell Genesys shares of common stock as other Cell Genesys stockholders, as described in the table below.

	Cell Genesys Shares	BioSante Shares
	(Prior to the Merger)	(Upon Completion of the Merger)
Name	Shares of Common Stock	Shares of Common Stock
Stephen A. Sherwin, M.D.	504,621	92,244	(1)

John T. Potts, Jr., M.D.	30,536	5,581	(2)

(1)	Includes 5,484 shares of common stock held in a irrevocable trust for Dr. Sherwin’s child, as to which Dr. Sherwin disclaims any beneficial ownership.

(2)	Includes 2,924 shares of common stock held in irrevocable trusts for Dr. Potts’s children, as to which Dr. Potts disclaims any beneficial ownership.

Upon completion of our merger with Cell Genesys on October 14, 2009, Dr. Sherwin’s unvested options to purchase 268,229 shares of Cell Genesys common stock, with exercise prices ranging from $1.84 to $6.73 per share, immediately vested and became exercisable. In addition, as a result of the merger, we assumed the following options held by Dr. Sherwin, which converted into and became options to purchase shares of BioSante common stock on terms substantially identical to those in effect prior to the merger, except for adjustments to the underlying number of shares and the exercise price based on the exchange ratio as reflected in the table below:

Cell Genesys Options			BioSante Options
Before the Merger			After the Merger
Grant	Number of Cell	Exercise Price	Number of	Exercise Price
Date	Genesys Shares	per Share	BioSante Shares	per Share
2/6/2008	55,260	$1.84	10,101	$10.07
2/6/2008	319,740	1.84	58,448	10.07
2/7/2007	27,761	3.07	5,074	16.80
2/7/2007	72,239	3.07	13,205	16.80
2/7/2006	18,633	6.07	3,406	33.21
2/7/2006	41,367	6.07	7,561	33.21
2/3/2005	100,248	6.73	18,325	36.82
2/3/2005	12,252	6.73	2,239	36.82
Other than certain designated options held by Cell Genesys’s then-current officers (including Dr. Sherwin’s options set forth in the table above), all options to purchase shares of Cell Genesys common stock, became fully vested and exercisable until immediately prior to the effective time of the merger. Upon the effective time of the merger, other than certain designated options held by Cell Genesys’s then-current officers (including Dr. Sherwin’s options set forth in the table above), all outstanding options, including Dr. Potts’s outstanding options to purchase 77,500 shares of Cell Genesys common stock, with exercise prices ranging from $2.60 — $20.50, terminated and were not assumed by BioSante.
Also in connection with the merger, we paid Dr. Sherwin $2,824,610 pursuant to the terms of a then existing, Cell Genesys approved change in control and severance agreement and a then existing, Cell Genesys approved retention letter agreement. In addition, pursuant to such agreements, we must provide Dr. Sherwin continued coverage under Cell Genesys’s health plans for 30 months.
Director and Executive Officer Compensation
Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, indemnification and other agreements we have entered into with our current and former directors and executive officers.
Policies and Procedures Regarding Related Party Transactions
The Board of Directors has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, the Board of Directors or another committee of the Board of Directors, may approve or ratify it. No member of the Board of Directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.
Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our finance department of the facts and circumstances of the proposed transaction, including:
•	the related party’s relationship to us and his or her interest in the transaction;

•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to us;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
If our finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction will be submitted to the Audit and Finance Committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:
•	the purpose of the transaction;

•	the benefits of the transaction to us;

•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee.

We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow us to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under our policy, certain related party transactions as defined under our policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.

PROPOSAL NO. 2 — APPROVAL OF BIOSANTE PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

Introduction
On March 15, 2010, the Board of Directors, upon recommendation of the Compensation Committee, approved the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan (referred to in this section as the “Amended and Restated 2008 Plan” or the “plan”), subject to approval by our stockholders at the Annual Meeting.
The Amended and Restated 2008 Plan includes a number of changes from our currently existing BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, which are described in more detail under the heading “Comparison of Amended and Restated 2008 Plan to Current 2008 Plan” below, including:
•	an increase in the number of shares of common stock available for issuance under the plan from 2,000,000 to 4,000,000 shares plus the number of shares subject to awards outstanding under our prior equity-based compensation plan as of the date of stockholder approval of the Amended and Restated 2008 Plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares; and

•	an extension of the plan’s term from 2018 to 2020, which is the date 10 years following stockholder approval of the Amended and Restated 2008 Plan at the Annual Meeting.
Our stockholders are being asked to approve the Amended and Restated 2008 Plan in order to satisfy rules and regulations of the NASDAQ Stock Market relating to equity compensation and to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Code. If our stockholders do not approve the Amended and Restated 2008 Plan, the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan as it currently exists will remain in effect until it expires or is terminated in accordance with its terms.
Reasons Why You Should Vote in Favor of the Approval of the Amended and Restated 2008 Plan
The Board of Directors recommends a vote for the approval of the Amended and Restated 2008 Plan because the Board of Directors believes the plan is in the best interests of our company and our stockholders for the following reasons:
•	Aligns directors, employee and stockholder interests. We currently provide long-term incentives in the form of stock option grants to our non-employee directors, executive officers and other employees. We believe that our equity-based compensation programs help align the interests of our directors, executive officers and other employees with our stockholders. We believe that our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. If the Amended and Restated 2008 Plan is approved, we will be able to maintain our means of aligning the interests of our directors, executive officers and other employees with the interests of our stockholders.

•	Attracts and retains talent. Talented, motivated and effective directors, executives and employees are essential to executing our business strategies. Stock based compensation has been an important component of total compensation at our company for many years because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company. If the Amended and Restated 2008 Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

•	Supports our pay-for-performance philosophy. We believe that stock based compensation, by its very nature, is performance-based compensation. The largest component of total compensation for our executives is incentive compensation in the form of both stock-based and cash-based incentives. We use incentive compensation to help reinforce desired financial and other business results to our executives and to motivate them to make decisions to produce those results.

•	Avoids disruption in our compensation programs. The approval of the Amended and Restated 2008 Plan by our stockholders is important because there is an insufficient number of shares of our common stock available for issuance under the currently existing 2008 plan to award our directors, executives and employees over the next couple of years. If the Amended and Restated 2008 Plan is approved, we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our financial and other business objectives. To remain competitive without equity-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director, executive officer and employee interests with those of our stockholders as well as equity-based awards do. Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as continued development of our products, including in particular LibiGel®.

•	Protects stockholder interests and embraces sound stock-based compensation practices. As described in more detail below under the heading “Summary of Sound Governance Features of the Amended and Restated 2008 Plan,” the Amended and Restated 2008 Plan includes a number of features that are consistent with the interests of our stockholders and sound corporate governance practices.
Summary of Sound Governance Features of the Amended and Restated 2008 Plan
The Board of Directors and Compensation Committee believe that the Amended and Restated 2008 Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:
•	No “evergreen” provision. The number of shares of our common stock available for issuance under the Amended and Restated 2008 Plan is fixed and will not adjust based upon the number of outstanding shares of our common stock. We currently expect the number of shares authorized for issuance under the Amended and Restated 2008 Plan will last between three and four years.

•	Will not be excessively dilutive to our stockholders. Subject to adjustment, the maximum number of shares of our common stock available for issuance under the Amended and Restated 2008 Plan is 4,000,000 shares, plus the number of shares subject to stock options outstanding under our prior equity-based compensation plan as of the date of stockholder approval of the Amended and Restated 2008 Plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares. As of April 15, 2010, an aggregate of 473,500 shares of common stock were available for issuance under the currently existing 2008 plan. We do not have any other equity-based compensation plans under which shares of our common stock are available for issuance but not subject to any outstanding awards. As of April 15, 2010, we had outstanding options to purchase an aggregate of 3,361,691 shares of our common stock with a weighted average exercise price of $3.78 and a weighted average remaining term of 6.9 years outstanding under our currently existing 2008 plan and our prior 1998 plan and options to purchase an additional 234,429 shares of our common stock with a weighted average exercise price of $19.73 and a weighted average remaining term of 6.1 years outstanding under Cell Genesys’s prior equity-based compensation plans, which options we assumed in connection with our merger with Cell Genesys. No new awards will be granted under the 2008 plan between April 15, 2010 and the Annual Meeting, and none currently are contemplated for the remainder of 2010.

•	Will be implemented consistent with historical usage rates. We believe that our historic equity usage has been in line with industry norms on an aggregate basis. We set targets for equity-based compensation based on industry standards and other data provided to our Compensation Committee by a compensation consultant. Based on this information, we believe that our equity usage is consistent with the broader market as well as with the companies we use to benchmark executive compensation. Over the past three years, our annual “run rate” (stock options granted, as a percentage of shares outstanding) has ranged between approximately 2.3% and 3.3%. The Compensation Committee does not anticipate that future stock-based incentive grants will significantly exceed our grant practices of the recent past.

•	Limit on number of “full value” awards. No more than 1,500,000 of the shares available for issuance under the Amended and Restated 2008 Plan may be issued pursuant to “full value” awards, which are awards other than stock options or SARs that are settled by the issuance of shares of our common stock. We have not granted any “full value” awards in the past and have no current intention to do so in the immediate future.

•	No “recycling” of shares from exercised stock options or SARs. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the Amended and Restated 2008 Plan.

•	No reload stock options or SARs. Reload stock options and SARs are not authorized under the Amended and Restated 2008 Plan.

•	Stock option and SAR exercise prices will not be lower than the fair market value on the grant date. The Amended and Restated 2008 Plan prohibits granting stock options and SARs with exercise prices lower than the fair market value of a share of our common stock on the grant date, except in connection with certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

•	No repricing or exchange without stockholder approval. The Amended and Restated 2008 Plan prohibits the repricing of outstanding “underwater” stock options or SARs without stockholder approval, except for any adjustments required in connection with certain corporate transactions. Repricing is broadly defined to include amendments or modifications to the terms of an outstanding stock option or SAR to lower the exercise or grant price or cancelling an outstanding stock option or SAR in exchange for cash, other awards or other stock options or SARs having a lower exercise price.

•	Stock options, SARs and unvested performance awards are not entitled to dividend equivalent rights. Stock option, SAR and unvested performance award holders have no rights as stockholders with respect to the shares underlying their awards until their stock options, SARs or unvested performance awards are exercised or vested and shares are issued. As a result, stock options and SARs and unvested performance awards, the vesting of which is based on the achievement of performance goals, under the Amended and Restated 2008 Plan have no dividend equivalent rights associated with them.

•	Stockholder approval is required for material revisions to the plan. The Amended and Restated 2008 Plan requires stockholder approval of material revisions to the plan.

•	Members of the committee administering the plan are non-employee and independent directors. The Amended and Restated 2008 Plan will be administered by the Compensation Committee. All members of the committee administering the plan will be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent directors” under the Listing Rules of the NASDAQ Stock Market and any applicable rules and regulations of the SEC.

•	“Clawback” provisions. The Amended and Restated 2008 Plan contains “clawback” provisions, which provide that if a participant is determined by the Compensation Committee to have taken action that would constitute “cause” as such term is defined in the Amended and Restated 2008 Plan, during or after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and if a participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with us, whether such breach occurs before or after termination of such participant’s employment or other service with us, the Compensation Committee may require the participant to surrender and return to us any shares of common stock received, and to disgorge any profits, made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under the plan.

Comparison of Amended and Restated 2008 Plan to Current 2008 Plan
As mentioned above, if the Amended and Restated 2008 Plan is approved by our stockholders, it will replace in its entirety the currently existing 2008 plan. The following are some of the material differences between the Amended and Restated 2008 Plan and the currently existing 2008 plan:
•	Number of Shares Available. The number of shares of our common stock available for issuance under the Amended and Restated 2008 Plan will be 4,000,000 shares plus the number of shares subject to awards outstanding under our prior equity-based compensation plan as of the date of stockholder approval of the Amended and Restated 2008 Plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares. The currently existing 2008 plan authorizes 2,000,000 shares of our common stock for issuance.

•	Limits on “Full Value” Awards. The Amended and Restated 2008 Plan will limit the number of “full value” awards to 1,500,000; whereas the currently existing 2008 plan limits the number of “full value” awards to 250,000.

•	Term. The term of the Amended and Restated 2008 Plan will be extended to 10 years from the date of stockholder approval of the Amended and Restated 2008 Plan.
Purpose of the Amended and Restated 2008 Plan
The purpose of the Amended and Restated 2008 Plan is to advance the interests of our company and its stockholders by enabling us to attract and retain qualified individuals through opportunities for equity participation in our company, and to reward those individuals who contribute to the achievement of our economic objectives. Providing stock incentive awards under the plan is an important element in our overall success. In general, the Board of Directors believes that equity-based incentives align the interests of our management and employees with those of our stockholders. In addition, providing incentive awards under the plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board of Directors believes is necessary for the achievement of our goals. Given the intense competition for such personnel, the Board of Directors believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, such as stock options and stock awards, is particularly important in attracting and retaining qualified candidates.
In the following discussion, we refer to both incentive options and non-statutory options as “options,” and to options, stock appreciation rights, restricted stock awards, stock unit awards or restricted stock units, performance awards or performance units and stock bonuses as “incentive awards.”
Summary of the Amended and Restated 2008 Plan
A general description of the material features of the Amended and Restated 2008 Plan is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the Amended and Restated 2008 Plan assumes the approval of the Amended and Restated 2008 Plan by our stockholders at the Annual Meeting. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2008 Plan, a copy of which may be obtained by contacting us. A copy of the Amended and Restated 2008 Plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at http://www.sec.gov.

Eligibility. All employees (including officers and directors who also are employees), non-employee directors, consultants, advisors and independent contractors of BioSante Pharmaceuticals, Inc. or any subsidiary, are eligible to receive incentive awards under the plan. As of April 15, 2010, there were 38 persons who were eligible to receive awards under the plan. Although not necessarily indicative of future grants under the plan, 36 employees and non-employee directors or 95 percent of the 38 eligible recipients have been granted stock options under the plan. We have not granted any incentive awards other then stock options under the plan.
Shares Available for Issuance. The maximum number of shares of our common stock reserved for issuance under the Amended and Restated 2008 Plan is 4,000,000, plus the number of shares of common stock subject to incentive awards outstanding under our prior equity-based compensation plan but only to the extent that such outstanding awards are forfeited, expire or otherwise terminate without the issuance of such shares. The number of shares available for issuance under the plan is subject to increase to the extent that we issue shares or incentive awards under the plan in connection with certain merger and acquisition transactions, or assume any plan in a merger or acquisition transaction. However, any available shares in an assumed plan may only be utilized to the extent permitted under the Listing Rules of the NASDAQ Stock Market.
Shares of our common stock that are issued under the plan or that potentially are issuable pursuant to outstanding incentive awards reduce the number of shares remaining available. All shares so subtracted from the amount available under the plan with respect to an incentive award that lapses, expires, is forfeited or for any reason is terminated, unexercised or unvested and any shares of our common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of our common stock will automatically again become available for issuance under the plan. However, any shares not issued due to the exercise of an option by a “net exercise” or the tender or attestation as to ownership of previously acquired shares (as described below), as well as shares covered by a stock appreciation right, to the extent exercised, and shares withheld by us to satisfy any tax withholding obligations will not again become available for issuance under the plan.
Grant Limits. Under the terms of the Amended and Restated 2008 Plan no more than 4,000,000 shares of our common stock may be issued pursuant to the exercise of incentive options and no more than 1,500,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses.
All of the share limitations in the plan may be adjusted to reflect changes in our corporate structure or shares, as described below. In addition, the limits on the number of shares that may be issued as incentive options will not apply to certain incentive awards granted upon our assumption or substitution of like awards in any merger or acquisition.
Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in our corporate structure or shares, we must adjust:
•	the number and kind of securities available for issuance under the plan; and

•	in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Administration. The plan will continue to be administered by the Board of Directors or by a committee of the Board. Any such committee will consist of at least two members of the Board, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and who are “independent directors” within the meaning of the Listing Rules of the NASDAQ Stock Market. We expect the Compensation Committee of the Board of Directors will continue to administer the plan. The Board of Directors or the committee administering the plan is referred to as the “committee.” The committee may delegate its duties, power and authority under the plan to any of our officers to the extent consistent with applicable Delaware corporate law, except with respect to participants subject to Section 16 of the Securities Exchange Act of 1934.
The committee has the authority to determine all provisions of incentive awards consistent with terms of the plan, including, the eligible recipients who will be granted one or more incentive awards under the plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and the restrictions and other conditions to which the payment or vesting of incentive awards may be subject. The committee has the authority to pay the economic value of any incentive award in the form of cash, our common stock or any combination of both, and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the plan and any adversely affected participant has consented to the amendment or modification.
In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin off) or any other similar change in corporate structure or shares; any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in our annual report to stockholders for the applicable year; or any other similar change, in each case with respect to our company or any other entity whose performance is relevant to the grant or vesting of an incentive award, the committee (or, if our company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) may, without the consent of any affected participant, amend or modify the vesting criteria of any outstanding incentive award that is based in whole or in part on the financial performance of our company (or any subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of our company or such other entity will be substantially the same (in the sole discretion of the committee or the Board of Directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the plan as then in effect.
The committee may, in its sole discretion, amend the terms of the plan or incentive awards with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements, to otherwise protect our or subsidiary’s interests, or to meet objectives of the plan, and may, where appropriate, establish one or more sub-plans for the purposes of qualifying for preferred tax treatment under foreign tax laws. This authority does not, however, permit the committee to take any action:

•	to reserve shares or grant incentive awards in excess of the limitations provided in the plan;

•	to effect any re-pricing of options, as discussed below;

•	to grant options or stock appreciation rights having an exercise price less than 100 percent of the “fair market value” (as defined below) of one share of our common stock on the date of grant; or

•	for which stockholder approval would then be required pursuant to Section 422 of the Code or the Listing Rules of the NASDAQ Stock Market or other applicable market or exchange.
Except in connection with certain specified changes in our corporate structure or shares, the committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option or stock appreciation right by:
•	amending or modifying the terms of the underwater option or stock appreciation right to lower the exercise price;

•	canceling the underwater option or stock appreciation right in exchange for cash, replacement options or stock appreciation rights having a lower exercise price or other incentive awards; or

•	repurchasing the underwater options and stock appreciation rights and granting new incentive awards under the plan.
For purposes of the plan, an option or stock appreciation right is deemed to be “underwater” at any time when the fair market value of the our common stock is less than the exercise price.
Options. The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant (or 110 percent of the fair market value of one share of our common stock on the date of grant of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of BioSante or any parent or subsidiary). However, in the event options are granted as a result of our assumption or substitution of options in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. At any time while the our common stock is listed on the NASDAQ Global Market, “fair market value” under the plan means the closing sale price of a share at the end of the regular trading session as reported by the NASDAQ Global Market as of the date in question (or, if no shares were traded on such date, the next preceding day on which there was such a trade). As of April 20, 2010, the closing sale price of a share of our common stock on the NASDAQ Global Market was $2.06.
The total purchase price of the shares to be purchased upon exercise of an option will be paid (1) in cash, (2) by using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (3) by using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the participant but will reduce the number of shares of our common stock issued upon the exercise by the largest number of whole shares having a fair market value that does not exceed the aggregate exercise price for the shares exercised. Any shares of our common stock tendered or covered by an attestation will be valued at their fair market value on the exercise date.
Options may be exercised in whole or in installments, as determined by the committee, and the committee may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy certain specified performance objectives. An option may not become exercisable, nor remain exercisable after 10 years from its date of grant (five years from its date of grant in the case of an incentive option if the participant owns, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of our company or any parent or subsidiary).
Stock Appreciation Rights. A stock appreciation right is the right to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between the fair market value of one or more shares of our common stock and a specified exercise price of such shares. Stock appreciation rights will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee. The committee will have the sole discretion to determine the form in which payment of the economic value of stock appreciation rights will be made to a participant (i.e., cash, our common stock or any combination thereof) or to consent to or disapprove the election by a participant of the form of such payment.
The exercise price of a stock appreciation right will be determined by the committee, in its discretion, at the date of grant but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, except as provided below in connection with certain “tandem” grants (as further defined below). However, in the event that stock appreciation rights are granted as a result of our assumption or substitution of stock appreciation rights in a merger or acquisition, the exercise price will be the price determined by the committee pursuant to the conversion terms applicable to the transaction. A stock appreciation right will become exercisable at such time and in such installments as may be determined by the committee in its sole discretion at the time of grant; provided, however, that no stock appreciation right may be exercisable after 10 years from its date of grant.
Stock appreciation rights may be granted alone or in addition to other incentive awards, or in tandem with an option, at the time of grant of the option. A stock appreciation right granted in tandem with an option shall cover the same number of shares of our common stock as covered by the option (or such lesser number as the committee may determine), shall be exercisable at such time or times and only to the extent that the related option is exercisable, have the same term as the option and will have an exercise price equal to the exercise price for the option. Upon the exercise of a stock appreciation right granted in tandem with an option, the option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an option having a related stock appreciation right, the stock appreciation right will be canceled automatically to the extent of the number of shares covered by the option exercise.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the committee and, until it vests, is subject to restrictions on transferability and/or the possibility of forfeiture. The committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by us for a certain period or that the participant or us (or any subsidiary, division or other subunit of our company) satisfy specified performance objectives. To enforce the restrictions, the committee may place a legend on the stock certificates referring to such restrictions and may take other steps to enforce the restrictions.
Unless the committee determines otherwise, any dividends (other than regular quarterly cash dividends) or distributions paid with respect to shares of our common stock subject to the unvested portion of a restricted stock award will be subject to the same restrictions as the shares to which such dividends or distributions relate. Additionally, unless the plan provides otherwise, a participant will have all voting, liquidation and other rights with respect to shares of our common stock issued to the participant as a restricted stock award upon the participant becoming the holder of record of such shares as if the participant were a holder of record of shares of our unrestricted common stock.
Stock Unit Award or Restricted Stock Units. A stock unit award or restricted stock unit is a right to receive the fair market value of one or more shares of our common stock, payable in cash, shares of our common stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. Stock unit awards or restricted stock units will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee.
Performance Awards or Units. A participant may be granted one or more performance awards or units under the plan, and such performance awards or units will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Stock Bonuses. A participant may be granted one or more stock bonuses under the plan, and such stock bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the plan, as may be determined by the committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
Change in Control. In the event a “change in control” of our company occurs, then, unless otherwise provided at the time of the grant of the incentive award, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option and stock appreciation rights have been granted remains in the employ or service of our company or any subsidiary, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and any conditions to the payment of stock unit awards or restricted stock units, performance awards or units and stock bonuses will lapse.
In addition, the committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance awards or units will receive, with respect to some or all of the shares subject to the performance awards or units, cash in an amount equal the fair market value of such shares immediately prior to the effective date of such change in control.

For purposes of the plan, a “change in control” of our company occurs upon:
•	the sale, lease, exchange or other transfer of substantially all of the assets of our company (in one transaction or in a series of related transaction) to a person or entity that is not controlled, directly or indirectly, by our company;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of us;

•	any person becomes after the effective date of the plan the ‘beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20 percent or more, but not 50 percent or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuity directors, or (B) 50 percent or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•	a merger or consolidation to which our company is a party if our stockholders immediately prior to effective date of such merger or consolidation do not have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation represent (A) more than 50 percent but less than 80 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (B) 50 percent or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

•	the continuity directors cease for any reason to constitute at least a majority of the Board of Directors; or

•	any other change in control of us of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to such reporting requirements.
Effect of Termination of Employment or Other Services. If a participant ceases to be employed by, or perform other services for, us, all incentive awards held by the participant will be treated as set forth below unless provided otherwise in the agreement evidencing the incentive award or modified by the committee in its discretion as set forth below. Upon termination due to death, disability or retirement, all outstanding, exercisable options and stock appreciation rights then held by the participant will remain exercisable for a period of one year thereafter (but in no event after the expiration date of any such option or stock appreciation rights), all unvested restricted stock awards, all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited. Upon termination for a reason, other than death, disability or retirement, which is not also for “cause” (as defined in the plan), all outstanding options and stock appreciation rights then held by the participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such option or stock appreciation right). Also, upon such termination all options and stock appreciation rights that are not exercisable; all unvested restricted stock awards; and all outstanding stock unit awards or restricted stock units, performance awards or units and stock bonuses then held by the participant will be terminated and forfeited.

If a participant is determined by the committee, acting in its sole discretion, to have committed any action which would constitute cause, regardless of whether such action or the committee’s determination occurs before or after the termination of the participant’s employment with us or any subsidiary, all rights of the participant under the plan and any award agreements evidencing an incentive award then held by the participant shall terminate and be forfeited without notice of any kind. Additionally, as applicable, we may defer exercise, vesting, or payment of any incentive award for a period of up to 45 days in order for the committee to make a determination as to the existence of cause.
The committee may at any time (including on or after the date of grant or following termination), in connection with a participant’s termination, cause options or stock appreciation rights held by the participant to terminate, become or continue to become exercisable and/or remain exercisable, and restricted stock awards, stock unit awards or restricted stock units, performance awards or units or stock bonuses then held by the participant to, terminate, vest or become free of restrictions and conditions to payment, as the case may be.
Dividend Rights. Except as discussed above in connection with restricted stock awards, no adjustment will be made in the amount of cash payable or in the number of shares of our common stock issuable under incentive awards denominated in or based on the value of shares of our common stock as a result of cash dividends or distributions paid to stockholders generally at any time prior to the issuance of shares under incentive awards.
Term; Termination; Amendments. Unless terminated earlier, the plan will terminate at midnight on the day before the 10th anniversary of its approval by our stockholders. Incentive awards outstanding at the time the plan is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board may suspend or terminate the plan or any portion of the plan at any time. In addition to the committee’s authority to amend the plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary, the Board may amend the plan from time to time in order that incentive awards under the plan will conform to any change in applicable laws or regulations or in any other respect that the Board may deem to be in our best interests; provided, however, that no amendments to the plan will be effective without stockholder approval, if it is required under Section 422 of the Internal Revenue Code or the Listing Rules of the NASDAQ Stock Market, or if the amendment seeks to increase the number of shares reserved for issuance under the plan (other than as a result of a permitted adjustment upon certain corporate events, such as stock splits) or to modify the prohibitions on underwater option re-pricing discussed above. Termination, suspension or amendment of the plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in our capitalization or a “change in control” of our company.
Transferability. In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, a participant is entitled to designate a beneficiary to receive an incentive award on such participant’s death, and in the event of such participant’s death, payment of any amounts due under the plan, will be made to, and exercise of any options or stock appreciation rights may be made by, such beneficiary. Additionally, upon a participant’s request, the committee may permit a participant to transfer all or a portion of a non-statutory option, other than for value, to certain of the participant’s family members or related family trusts, foundations or partnerships. Permitted transferees of non-statutory options will remain subject to all the terms and conditions of the incentive award applicable to the participant.

Federal Income Tax Consequences
The discussion below is a summary of the federal income tax consequences that may result in connection with participant’s participation in the plan and is based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an insider (directors, executive officers or greater than 10 percent stockholders of our company).
Incentive Options. In general, an eligible employee will not recognize federal taxable income upon the grant or the exercise of an incentive option, and we will not be entitled to an income tax deduction upon the grant or the exercise of an incentive option. For purposes of the alternative minimum tax, however, the eligible employee will be required to treat an amount equal to the difference between the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment in computing the eligible employee’s alternative minimum taxable income. If the eligible employee does not dispose of the common stock received pursuant to the exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, a subsequent disposition of the common stock generally will result in long-term capital gain or loss to such individual with respect to the difference between the amount realized on the disposition and the exercise price of the option. We will not be entitled to any income tax deduction as a result of such disposition.
If the eligible employee disposes of the common stock acquired upon exercise of the incentive option within two years after the date of the grant of the incentive option or within one year after the date of exercise of the incentive options, then in the year of such disposition, the eligible employee generally will recognize ordinary income, and we will be entitled to an income tax deduction in an amount equal to the lesser of: (a) the excess of the fair market value of the common stock on the date of exercise over the exercise price, or (b) the amount realized upon disposition over the exercise price. Any gain in excess of such amount recognized by the eligible employee as ordinary income will be taxed to the eligible employee as short-term or long-term capital gain (depending on the period of time the eligible employee held the common stock).
Non-Statutory Options. An eligible employee, non-employee director or consultant will not recognize any federal taxable income upon the grant of a non-statutory option, and we will not be entitled to an income tax deduction at the time of such grant. Upon the exercise of a non-statutory option, the eligible employee, non-employee director or consultant generally will recognize ordinary income and we will be entitled to take an income tax deduction in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon a subsequent sale of the common stock by the eligible employee, non-employee director or consultant, he or she will recognize short-term or long-term capital gain or loss (depending on the period of time the eligible employee held the common stock).

Stock Appreciation Rights. An eligible employee, non-employee director or consultant will recognize ordinary income for federal income tax purposes upon the exercise of a stock appreciation right under the plan for cash, common stock or a combination of cash and common stock, and the amount of income that the eligible employee, non-employee director or consultant will recognize will depend on the amount of cash, if any, and the fair market value of the common stock, if any, that he or she receives as a result of such exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, non-employee director or consultant in the same taxable year in which the eligible employee, non-employee director or consultant recognizes such income.
Restricted Stock Awards. An eligible employee, non-employee director or consultant is not subject to any federal income tax when a restricted stock award is made, nor are we entitled to an income tax deduction at such time, unless the restrictions on the common stock do not present a “substantial risk of forfeiture” or the stock is “transferable,” each within the meaning of Section 83 of the Internal Revenue Code. Common stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code is transferable within the meaning of that section if the transferee would not be subject to such risk of forfeiture after such transfer. In the year that the restricted stock award is either no longer subject to a substantial risk of forfeiture or is transferable, the eligible employee, non-employee director or consultant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of common stock transferred to the eligible employee, non-employee director or consultant, generally determined on the date the restricted stock award is no longer subject to a substantial risk of forfeiture, or is transferable, whichever comes first, over the amount, if any, paid for such shares.
Stock Unit Awards, Performance Awards and Stock Bonuses. Neither the participant nor our company incurs any federal income tax consequences as a result of the grant of a stock unit award, performance award or stock bonus. Upon payment of a stock unit award, performance award or stock bonus in cash, the participant will include the amount paid as ordinary income in the year the payment was received; if payment is made in stock, the participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received. In each case, we will receive a corresponding tax deduction (provided that the award is not otherwise subject to the limitations of Section 162(m) of the Internal Revenue Code), when the amount is included by the participant as ordinary income, or reported as taxable income of the participant by us, pursuant to applicable information reporting requirements. At the time of a subsequent sale or disposition of any shares of our common stock issued in connection with a stock unit award, performance award or stock bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.
Excise Tax on Parachute Payments. Parachute payments are payments to employees or independent contractors who also are officers, stockholders or highly compensated individuals that are contingent upon a change in ownership or control of our company. In certain circumstances the grant, vesting, acceleration or exercise of options or other incentive awards could be treated as contingent on a change in ownership or control for purposes of determining the amount of a parachute payment. In general, the amount of a parachute payment would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property. All or a portion of that parachute payment may be considered an excess parachute payment. If an individual were found to have received an excess parachute payment, he or she would be subject to a special 20 percent excise tax on the amount of the excess parachute payments, and we would not be allowed to claim any deduction with respect to such payments.
Section 409A. A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Incentive Awards Granted Under the Amended and Restated 2008 Plan
We have not provided a new plan benefits table or the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Amended and Restated 2008 Plan for the last completed fiscal year if the Amended and Restated 2008 Plan had then been in effect because all awards made under the Amended and Restated 2008 Plan will be made at the committee’s discretion. However, on an annual basis, each non-employee director receives effective as of the last business day of March, options to purchase 10,000 shares of our common stock.
Except as set forth above, no information can be provided with respect to the number or types of awards that may be granted to particular eligible recipients or groups of recipients in the future under the Amended and Restated 2008 Plan. Such awards are within the discretion of the committee administering the plan and the committee has not determined any other future awards or who might receive them. It has been the practice of the committee, however, to grant new non-employee directors and certain new employees stock options and to grant current non-employee directors and certain employees stock options on an annual basis.
The table below summarizes outstanding options under the currently existing 2008 plan as of April 15, 2010 held by the persons or groups listed below.

Number of Shares
Underlying
Name and Position	Options(1)
Stephen M. Simes	450,000
Phillip B. Donenberg	225,000
Executive Group	675,000
Non-Executive Director Group	355,000
Non-Executive Employee Group	496,500

Total	1,526,500

(1)	Does not include shares underlying options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table and notes provide information about shares of our common stock that may be issued under all of our equity compensation plans as of December 31, 2009.

				(c)
				Number of Securities
			(b)	Remaining Available for
	(a)		Weighted-Average	Future Issuance Under
	Number of Securities to be		Exercise	Equity Compensation Plans
	Issued Upon Exercise of		Price of Outstanding	(excluding securities
	Outstanding Options,		Options, Warrants	reflected
Plan Category	Warrants and Rights		and Rights	in column (a))
Equity compensation plans approved by security holders	2,771,691	(1)(2)	$2.88	829,071	(3)

Equity compensation plans not approved by security holders	234,429		$19.73	0

Total	3,006,120		$4.20	829,071

(1)	Amount includes shares of our common stock issuable upon the exercise of stock options outstanding as of December 31, 2009 under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan and the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.

(2)	Excludes options assumed by us in connection with our merger with Cell Genesys, Inc. As of December 31, 2009, a total of 234,429 shares of our common stock were issuable upon exercise of the assumed options. The weighted average exercise price of the outstanding assumed options as of such date was $19.73 per share and they have an average weighted life remaining of 6.7 years. All of the options assumed and outstanding in connection with our merger with Cell Genesys were exercisable as of December 31, 2009. No additional options, restricted stock units or other equity incentive awards may be granted under the assumed Cell Genesys, Inc. plans.

(3)	As of December 31, 2009, these shares remain available for future issuance under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan. No shares remain available for grant under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan since such plan expired with respect to future grants in 2008.
Board of Directors Recommendation
The Board of Directors unanimously recommends that our stockholders vote FOR approval of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.

PROPOSAL NO. 3 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm
The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010. Deloitte & Touche LLP has acted as our independent registered public accounting firm since January 1999. Prior to that date, Deloitte & Touche, C.A. in Canada acted as our independent registered public accounting firm since our inception in August 1996.
Although it is not required to do so, the Audit and Finance Committee of the Board of Directors wishes to submit the selection of Deloitte & Touche LLP to our stockholders for ratification. If our stockholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be considered by the Audit and Finance Committee of the Board of Directors. Even if the selection is ratified by our stockholders, the Audit and Finance Committee may in its discretion change the selection at any time during the year, if it determines that such a change would be in the best interests of our company and our stockholders.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions. They also will have an opportunity to make a statement if they wish to do so.
Audit, Audit-Related, Tax and Other Fees
The following table presents fees billed to us for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2009 and December 31, 2008.

	Aggregate Amount Billed
	by Deloitte & Touche LLP
	2009	2008
Audit Fees(1)	$355,250	$178,750
Audit-Related Fees(2)	83,700	0
Tax Fees(3)	60,000	0
All Other Fees	0	0

(1)	These fees consisted of the audit of our annual financial statements, including the audit of internal control over financial reporting, reviews of financial statements included in our quarterly reports on Form 10-Q and services provided in connection with our statutory and regulatory filings. Audit fees also included fees in connection with the review of our Form S-4 registration statement in connection with our merger with Cell Genesys, Inc. and the review of registration statements and the issuance of consents.

(2)	These fees consisted of assurance and related services including due diligence related to our merger with Cell Genesys, Inc. and other attest services not required by statute or regulation.

(3)	These fees consisted of services related to the preparation of Cell Genesys’s final tax returns. The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures
The Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Deloitte & Touche LLP to our company, are pre-approved by the Audit and Finance Committee. All services rendered by Deloitte & Touche LLP to our company during 2009 were permissible under applicable laws and regulations, and all such services provided by Deloitte & Touche LLP to our company, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.

OTHER MATTERS

Stockholder Proposals for 2011 Annual Meeting
Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders must be received by us on or before December 30, 2010, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Any other stockholder proposals to be presented at our next annual meeting of stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 29, 2011 nor earlier than December 30, 2010. The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov. If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting. If the proposal is nonetheless brought before the meeting and the Chair of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.
Director Nominations for 2011 Annual Meeting
In accordance with procedures set forth in our bylaws, our stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary. To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices on or before January 29, 2011 nor earlier than December 30, 2010; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
The notice must set forth, among other things:
•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the class and number of shares of our capital stock which are beneficially owned by the nominee; and

•	any other information concerning the nominee required under the rules of the SEC in a proxy statement soliciting proxies for the election of directors.
Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Copies of 2009 Annual Report
We have sent or made available electronically to each of our stockholders a copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2009. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits. This request should be sent to: BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069, Attn: Stockholder Information.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. We will deliver promptly a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone: (847) 478-0500 ext. 120. Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.
Proxy Solicitation Costs
In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or other electronic means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock and class C special stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.
We have retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting for a fee of $15,000 plus reasonable out-of-pocket expenses.
Other Business
Our management does not intend to present other items of business and knows of no other items of business that likely are to be brought before the Annual Meeting, except those described in this proxy statement. However, if any other matters properly should come before the Annual Meeting, the persons named in the proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card.
By Order of the Board of Directors,
/s/ Stephen M. Simes
Stephen M. Simes
Vice Chairman, President and
Chief Executive Officer
April 29, 2010
Lincolnshire, Illinois

BIOSANTE PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN
(As Amended on March 15, 2010, Subject to Stockholder Approval)
1. Purpose of Plan.
The purpose of the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of BioSante Pharmaceuticals, Inc. (the “Company”) and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified persons to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through opportunities for equity participation in the Company, and by rewarding such individuals who contribute to the achievement of the Company’s economic objectives.
2. Definitions.
The following terms will have the meanings set forth below, unless the context clearly otherwise requires:
2.1 “Board” means the Board of Directors of the Company.
2.2 “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or their nominee.
2.3 “Cause” means “cause” as defined in any employment or other agreement or policy applicable to the Participant, or if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties, or (iv) any material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary.
2.4 “Change in Control” means an event described in Section 14.1 of the Plan; provided, however, if under an Incentive Award that is subject to Section 409A of the Code is triggered by a Change in Control, the term Change in Control will mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such term is defined in Section 409A of the Code.
2.5 “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).
2.6 “Committee” means the group of individuals administering the Plan, as provided in Section 3 of the Plan.
2.7 “Common Stock” means the common stock of the Company, par value $0.0001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

2.8 “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code; provided, however, if distribution of an Incentive Award subject to Section 409A of the Code is triggered by an Eligible Recipient’s Disability, such term will mean that the Eligible Recipient is disabled as defined by Section 409A of the Code and the regulations and rulings issued thereunder.
2.9 “Effective Date” means June 11, 2010 or such later date as this Plan is approved by the Company’s stockholders.
2.10 “Eligible Recipients” means (a) for the purposes of granting Incentive Stock Options, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and (b) for the purposes of granting Non-Statutory Stock Options and other Incentive Awards, all employees (including, without limitation, officers and directors who are also employees) of the Company or any Subsidiary and any non-employee directors, consultants, advisors and independent contractors of the Company or any Subsidiary
2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.12 “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session, as reported by The NASDAQ Stock Market, The New York Stock Exchange, The American Stock Exchange or any national exchange on which the Common Stock is then listed or quoted (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange or, the closing sale price as of such date at the end of the regular trading session, as reported by OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith, and consistent with the definition of “fair market value” under Section 409A of the Code.
2.13 “Incentive Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award, Performance Award or Stock Bonus granted to an Eligible Recipient pursuant to the Plan.
2.14 “Incentive Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.
2.15 “Non-Statutory Stock Option” means a right to purchase shares of Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.
2.16 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.
2.17 “Participant” means an Eligible Recipient who receives one or more Incentive Awards under the Plan.
2.18 “Performance Award” means a right granted to an Eligible Recipient pursuant to Section 10 of the Plan to receive an amount of cash, a number of shares of Common Stock, or a combination of both, contingent upon achievement of specified performance objectives during a specified period. A Performance Award is also commonly referred to as a “performance unit.”

2.19 “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued to the Participant upon the grant, exercise or vesting of such Incentive Award.
2.20 “Prior Plan” means the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.
2.21 “Restricted Stock Award” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan that are subject to restrictions on transferability and/or a risk of forfeiture.
2.22 “Retirement” means termination of employment or service at age 55 or older and completion of at least ten years of continuous service.
2.23 “Securities Act” means the Securities Act of 1933, as amended.
2.24 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of the Plan to receive a payment from the Company, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and a specified exercise price of such shares.
2.25 “Stock Bonus” means an award of shares of Common Stock granted to an Eligible Recipient pursuant to Section 11 of the Plan.
2.26 “Stock Unit Award” means a right granted to an Eligible Recipient pursuant to Section 9 of the Plan to receive the Fair Market Value of one or more shares of Common Stock, payable in cash, shares of Common Stock, or a combination of both, the payment, issuance, retention and/or vesting of which is subject to the satisfaction of specified conditions, which may include achievement of specified performance objectives. A Stock Unit Award when payable in shares of Common Stock is also commonly referred to as a “restricted stock unit.”
2.27 “Subsidiary” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee, provided the Company has a “controlling interest” in the Subsidiary as defined in Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).
2.28 “Tax Date” means the date any withholding tax obligation arises under the Code for a Participant with respect to an Incentive Award.
3. Plan Administration.
3.1 The Committee. The Plan will be administered by the Board or by a committee of the Board. So long as the Company has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and who are “independent” as required by the listing standards of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted). Such a committee, if established, will act by majority approval of the members (but may also take action by the written consent of all of the members of such committee), and a majority of the members of such a committee will constitute a quorum. As used in the Plan, “Committee” will refer to the Board or to such a committee, if established. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted under the Plan.
3.2 Authority of the Committee.
(a) In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which Incentive Awards will vest or become exercisable and whether Incentive Awards will be granted in tandem with other Incentive Awards) and the form of written agreement, if any, evidencing such Incentive Award; (iii) the time or times when Incentive Awards will be granted; (iv) the duration of each Incentive Award; and (v) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.
(b) Subject to Section 3.2(d) of the Plan, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.
(c) In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other similar change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant or vesting of an Incentive Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) may, without the consent of any affected Participant, amend or modify the vesting criteria (including any performance objectives) of any outstanding Incentive Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary or division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee or the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the amended or modified terms are permitted by the Plan as then in effect, including the limitations in Section 3.2(a) and 3.2(b).
(d) Notwithstanding any other provision of this Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right in exchange for (A) cash; (B) replacement Options or Stock Appreciation Rights having a lower exercise price; or (C) other Incentive Awards; or (iii) repurchasing the underwater Options or Stock Appreciation Rights and granting new Incentive Awards under this Plan. For purposes of this Section 3.2(d), Options and Stock Appreciation Rights will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or Stock Appreciation Right.
(e) In addition to the authority of the Committee under Section 3.2(b) of the Plan and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Incentive Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 3.2(e) of the Plan: (i) to reserve shares or grant Incentive Awards in excess of the limitations provided in Section 4.1 of the Plan; (ii) to effect any re-pricing in violation of Section 3.2(d) of the Plan; (iii) to grant Options or Stock Appreciation Rights having an exercise price in violation of Section 6.2 or 7.2 of the Plan, as the case may be; or (iv) for which stockholder approval would then be required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).
4. Shares Available for Issuance.
4.1 Maximum Number of Shares Available; Certain Restrictions on Awards. Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be the sum of:
(a) 4,000,000;
(b) the number of shares of Common Stock subject to Incentive Awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding Incentive Awards are forfeited, expire or otherwise terminate without the issuance of such shares of Common Stock;

(c) the number of shares issued or Incentive Awards granted under the Plan in connection with the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Subsidiary(ies) acquiring, merging or consolidating with another entity; and
(d) the number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Subsidiary(ies) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Subsidiaries, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Subsidiaries following the transaction pursuant to the rules and regulations of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted).
The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury.
Notwithstanding any other provisions of the Plan to the contrary, (i) no more than 4,000,000 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) no more than 1,500,000 shares of Common Stock may be issued or issuable under the Plan in connection with the grant of Incentive Awards, other than Options or Stock Appreciation Rights. All of the foregoing share limits are subject, in each case, to adjustment as provided in Section 4.3 of the Plan. Incentive Stock Options issued as a result of the Company’s assumption or substitution of like awards issued by any acquired, merged or consolidated entity pursuant to applicable provisions of the Code will not count towards the limit in clause (i).
4.2 Accounting for Incentive Awards. Shares of Common Stock that are issued under the Plan or that are potentially issuable pursuant to outstanding Incentive Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. All shares so subtracted from the amount available under the Plan with respect to an Incentive Award that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan; provided, however, that (i) any shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6.4(b) of the Plan or the tender or attestation as to ownership of Previously Acquired Shares pursuant to Section 6.4(a) of the Plan will not again become available for issuance under the Plan; (ii) the full number of shares of Common Stock subject to a Stock Appreciation Right granted that are settled by the issuance of shares of Common Stock will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right, and will not again become available for issuance under the Plan; and (iii) shares withheld by the Company to pay the exercise price of any Incentive Award or satisfy any tax withholding obligation will not again become available for issuance under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Incentive Award will not increase the number of shares available for future grant of Incentive Awards. Any shares of Common Stock related to Incentive Awards under this Plan or under Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, or are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for Incentive Awards not involving shares, will be available again for grant under this Plan.

4.3 Adjustments to Shares and Incentive Awards. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, (a) the number and kind of securities or other property (including cash) subject to outstanding Incentive Awards, and (b) the exercise price of outstanding Options and Stock Appreciation Rights.
5. Participation.
Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company or its Subsidiaries. Eligible Recipients may be granted from time to time one or more Incentive Awards, singly or in combination or in tandem with other Incentive Awards, as may be determined by the Committee in its sole discretion. Incentive Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.
6. Options.
6.1 Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Incentive Stock Option (or portion thereof) granted under the Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of the Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).
6.2 Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant, provided that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (or 110% of the Fair Market Value of one share of Common Stock on the date of grant of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company). Notwithstanding the foregoing, to the extent that Options are granted under the Plan as a result of the Company’s assumption or substitution of options issued by any acquired, merged or consolidated entity, the exercise price for such Options shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.

6.3 Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant (including without limitation (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period); provided, however, that no Option may be exercisable after ten (10) years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).
6.4 Payment of Exercise Price.
(a) The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, or attestation as to ownership, of Previously Acquired Shares that are acceptable to the Committee; (iii) by a “net exercise” of the Option (as further described in paragraph (b), below); or (iv) by a combination of such methods.
(b) In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 13.1 of the Plan.
(c) Previously Acquired Shares tendered or covered by an attestation as payment of an Option exercise price will be valued at their Fair Market Value on the exercise date.
6.5 Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office in Lincolnshire, Illinois and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.
7. Stock Appreciation Rights.
7.1 Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee will have the sole discretion to determine the form in which payment of the economic value of Stock Appreciation Rights will be made to a Participant (i.e., cash, shares of Common Stock or any combination thereof) or to consent to or disapprove the election by a Participant of the form of such payment. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii).

7.2 Exercise Price. The exercise price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the date of grant but may not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant. Notwithstanding the foregoing, to the extent that Stock Appreciation Rights are granted under the Plan as a result of the Company’s assumption or substitution of stock appreciation rights issued by any acquired, merged or consolidated entity, the exercise price for such Stock Appreciation Rights shall be the price determined by the Committee pursuant to the conversion terms applicable to the transaction.
7.3 Exercisability and Duration. A Stock Appreciation Right will become exercisable at such time and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant. A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.5 of the Plan.
7.4 Grants in Tandem with Options. Stock Appreciation Rights may be granted alone or in addition to other Incentive Awards, or in tandem with an Option, at the time of grant of the Option. A Stock Appreciation Right granted in tandem with an Option shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number as the Committee may determine), shall be exercisable at such time or times and only to the extent that the related Option is exercisable, have the same term as the Option and shall have an exercise price equal to the exercise price for the Option. Upon the exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, upon exercise of an Option having a related Stock Appreciation Right, the Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.
8. Restricted Stock Awards.
8.1 Grant. An Eligible Recipient may be granted one or more Restricted Stock Awards under the Plan, and such Restricted Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
8.2 Rights as a Stockholder; Transferability. Except as provided in Sections 8.1, 8.3, 8.4 and 15.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 8 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock.
8.3 Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions.

8.4 Enforcement of Restrictions. To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.
9. Stock Unit Awards.
An Eligible Recipient may be granted one or more Stock Unit Awards under the Plan, and such Stock Unit Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the payment, issuance, retention and/or vesting of such Stock Unit Awards as it deems appropriate, including, without limitation, (i) the achievement of one or more specified performance objectives; and/or that (ii) the Participant remain in the continuous employ or service of the Company or a Subsidiary for a certain period.
10. Performance Awards.
An Eligible Recipient may be granted one or more Performance Awards under the Plan, and such Performance Awards will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
11. Stock Bonuses.
An Eligible Recipient may be granted one or more Stock Bonuses under the Plan, and such Stock Bonuses will be subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more specified performance objectives.
12. Effect of Termination of Employment or Other Service. The following provisions shall apply upon termination of a Participant’s employment or other service with the Company and all Subsidiaries, except to the extent that the Committee provides otherwise in an agreement evidencing an Incentive Award at the time of grant or determines pursuant to Section 12.3 of the Plan.
12.1 Termination Due to Death, Disability or Retirement. In the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death, Disability or Retirement:
(a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of one year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate.
(b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
(c) All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.

12.2 Termination for Reasons Other than Death, Disability or Retirement. Subject to Section 12.4 of the Plan, in the event a Participant’s employment or other service is terminated with the Company and all Subsidiaries for any reason other than death, Disability or Retirement, or a Participant is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ or service of the Company or another Subsidiary):
(a) All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;
(b) All Restricted Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited; and
(c) All outstanding but unpaid Stock Unit Awards, Performance Awards and Stock Bonuses then held by the Participant will be terminated and forfeited.
12.3 Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 12, upon a Participant’s termination of employment or other service with the Company and all Subsidiaries, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), except as provided in clause (ii), below, cause Options or Stock Appreciation Rights (or any part thereof) then held by such Participant to terminate, become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, Stock Unit Awards, Performance Awards or Stock Bonuses then held by such Participant to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that any such action adversely affecting any outstanding Incentive Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan).
12.4 Effects of Actions Constituting Cause. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.3 of the Plan, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment with the Company or any Subsidiary, all rights of the Participant under the Plan and any agreements evidencing an Incentive Award then held by the Participant shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of any Option, the vesting of any Restricted Stock Award or the payment of any Stock Unit Award, Performance Award or Stock Bonus for a period of up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.
12.5 Determination of Termination of Employment or Other Service.
(a) The change in a Participant’s status from that of an employee of the Company or any Subsidiary to that of a non-employee consultant, director or advisor of the Company or any Subsidiary will, for purposes of the Plan, be deemed to result in a termination of such Participant’s employment with the Company and its Subsidiaries, unless the Committee otherwise determines in its sole discretion.

(b) The change in a Participant’s status from that of a non-employee consultant, director or advisor of the Company or any Subsidiary to that of an employee of the Company or any Subsidiary will not, for purposes of the Plan, be deemed to result in a termination of such Participant’s service as a non-employee consultant, director or advisor with the Company and its Subsidiaries, and such Participant will thereafter be deemed to be an employee of the Company or its Subsidiaries until such Participant’s employment is terminated, in which event such Participant will be governed by the provisions of this Plan relating to termination of employment or service (subject to paragraph (a), above).
(c) Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Subsidiary for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records.
(d) Notwithstanding the foregoing, if payment of an Incentive Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination must also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.
12.6 Breach of Employment, Consulting, Confidentiality or Non-Compete Agreements. Notwithstanding anything in the Plan to the contrary and in addition to the rights of the Committee under Section 12.4 of the Plan, in the event that a Participant materially breaches the terms of any employment, consulting, confidentiality or non-compete agreement entered into with the Company or any Subsidiary (including an employment, consulting, confidentiality or non-compete agreement made in connection with the grant of an Incentive Award), whether such breach occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may require the Participant to surrender shares of Common Stock received, and to disgorge any profits (however defined by the Committee), made or realized by the Participant in connection with any Incentive Awards or any shares issued upon the exercise or vesting of any Incentive Awards.
13. Payment of Withholding Taxes.
13.1 General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Participant in connection with an Incentive Award; or (c) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Incentive Award. Shares of Common Stock issued or otherwise issuable to the Participant in connection with an Incentive Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Participant’s withholding or employment-related tax obligation, will be valued at their Fair Market Value on the Tax Date. No withholding will be effected under this Plan which exceeds the minimum statutory withholding requirements.

13.2 Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 13.1 of the Plan by withholding shares of Common Stock underlying an Incentive Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.
14. Change in Control.
14.1 A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;
(b) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
(c) any person becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors, or (B) 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
(d) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);
(e) the Continuity Directors cease for any reason to constitute at least a majority of the Board; or
(f) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.
For purposes of this Section 14, “Continuity Directors” of the Company will mean any individuals who are members of the Board on the Effective Date and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

14.2 Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.2 and 4.3 of the Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award: (a) all Options and Stock Appreciation Rights will become immediately exercisable in full and will remain exercisable in accordance with their terms; (b) all Restricted Stock Awards will become immediately fully vested and non-forfeitable; and (c) any conditions to the payment of Stock Unit Awards, Performance Awards and Stock Bonuses will lapse.
14.3 Cash Payment. If a Change in Control of the Company occurs, then the Committee, if approved by the Committee in its sole discretion either in an agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award, and without the consent of any Participant affected thereby, may determine that: (i) some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Common Stock subject to such Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control of the Company over the exercise price per share of such Options (or, in the event that there is no excess, that such Options will be terminated); and (ii) some or all Participants holding Performance Awards will receive, with respect to some or all of the shares of Common Stock subject to such Performance Awards, as of the effective date of any such Change in Control of the Company, cash in an amount equal the Fair Market Value of such shares immediately prior to the effective date of such Change in Control.
15. Rights of Eligible Recipients and Participants; Transferability.
15.1 Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company or any Subsidiary.
15.2 Rights as a Stockholder; Dividends. As a holder of Incentive Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan or otherwise provided by the Committee, no adjustment will be made in the amount of cash payable or in the number of shares of Common Stock issuable under Incentive Awards denominated in or based on the value of shares of Common Stock as a result of cash dividends or distributions paid to holders of Common Stock prior to the payment of, or issuance of shares of Common Stock under, such Incentive Awards.
15.3 Restrictions on Transfer.
(a) Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Incentive Award prior to the exercise (in the case of Options) or vesting or issuance (in the case of Restricted Stock Awards and Performance Awards) of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b) A Participant will be entitled to designate a beneficiary to receive an Incentive Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, the Participant’s legal representatives, heirs and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.
(c) Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.
15.4 Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.
16. Securities Law and Other Restrictions.
Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Incentive Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

17. Compliance with Section 409A.
It is intended that the Plan and all Incentive Awards hereunder be administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code (including any transition or grandfather rules relating thereto). Notwithstanding anything in this Section 17 to the contrary, with respect to any Incentive Award subject to Section 409A of the Code, no amendment to or payment under such Incentive Award will be made unless and only to the extent permitted under Section 409A of the Code.
18. Plan Amendment, Modification and Termination.
The Board may suspend or terminate the Plan or any portion thereof at any time. In addition to the authority of the Committee to amend the Plan under Section 3.2(e) of the Plan, the Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Incentive Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of The NASDAQ Stock Market (or other applicable exchange or market on which the Company’s Common Stock may be traded or quoted); or (ii) such amendment seeks to increase the number of shares authorized for issuance hereunder (other than by virtue of an adjustment under Section 4.3 of the Plan) or to modify Section 3.2(d) of the Plan. No termination, suspension or amendment of the Plan may adversely affect any outstanding Incentive Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3 and 14 of the Plan.
19. Effective Date and Duration of the Plan.
The Plan will be effective as of the Effective Date and will terminate at midnight on the day before the tenth (10th) anniversary of the Effective Date, and may be terminated prior to such time by Board action. No Incentive Award will be granted after termination of the Plan. Incentive Awards outstanding upon termination of the Plan may continue to be exercised, earned or become free of restrictions, according to their terms.
20. Miscellaneous.
20.1 Dividend Equivalents. Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Common Stock that are subject to any Incentive Award, to be credited as of dividend payment dates, during the period between the date the Incentive Award is granted and the date the Incentive Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right and further, no dividend or dividend equivalents will be paid out with respect to any unvested Incentive Awards, the vesting of which is based on the achievement of performance objectives.
20.2 Fractional Shares. No fractional shares of Common Stock will be issued or delivered under the Plan or any Award. The Committee will determine whether cash, other Awards or other property will be issued or paid.

20.3 Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Illinois, notwithstanding the conflicts of laws principles of any jurisdictions.
20.4 Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.
20.5 Construction. Wherever possible, each provision of the Plan and any agreement evidencing an Incentive Award granted under the Plan will be interpreted so that it is valid under the applicable law. If any provision of the Plan or any agreement evidencing an Incentive Award granted under the Plan is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of the Plan and the Incentive Award agreement also will continue to be valid, and the entire Plan and Incentive Award agreement will continue to be valid in other jurisdictions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # →	000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1 OF 2
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees

01 Louis W. Sullivan M.D.	02 Stephen M. Simes	03 Fred Holubow	04 Peter Kjaer	05 Ross Mangano
06 John T. Potts, Jr. M.D.	07 Edward Rosenow III M.D.	08 Stephen A. Sherwin M.D.

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To consider a proposal to approve the BioSante Pharmaceuticals, Inc. Amended and Restated 2008 Stock Incentive Plan.	☐	☐	☐

3.	To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

Note: This proxy when properly executed, will be voted as directed or, if no direction is given, will be voted FOR all nominees for director and FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

BIOSANTE PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Friday, June 11, 2010
9:00 a.m., CDT

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, IL 60069
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

BIOSANTE PHARMACEUTICALS, INC.
This proxy is solicited on behalf of the Board of Directors of BioSante Pharmaceuticals, Inc., for use at the Annual Meeting of Stockholders on June 11, 2010.
By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Stephen M. Simes and Phillip B. Donenberg, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting of Stockholders to be held on June 11, 2010 and at any adjournment or postponement of the meeting.
You are encouraged to specify your choice by marking the appropriate boxes on the reverse side.
This proxy, when properly signed, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR all of the nominees for director and FOR Proposals 2 and 3 and, in the proxies discretion, upon such other matters as may properly come before the meeting.
Continued and to be signed on reverse side